Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT,

DATED AS OF NOVEMBER 10, 2025

by and among

XTI DRONES HOLDINGS, LLC,

as the “Buyer,”

THE PERSONS SET FORTH ON ANNEX A-1,

as the “Seller Owners,”

THE ORIGIN GROUP DN, INC.,

as the “Seller,”

DRONE NERDS, LLC,

as the “Company,”

and

JEREMY SCHNEIDERMAN,

as the “Seller’s Representative”

-i-

3.24	Material Suppliers	42
3.25	Data Privacy	43
3.26	Books and Records	43
3.27	COVID-19 and COVID-19 Measures	43
3.28	No Brokers or Finders	44
3.29	No Other Representations and Warranties	44
Article 4 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER GROUP		44
4.1	Organization	44
4.2	Title	44
4.3	Authorization; Enforceability	45
4.4	No Conflicts	45
4.5	Disclaimer	45
4.6	No Brokers or Finders	45
4.7	Legal Proceedings	45
4.8	Investment Representations	46
Article 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER		47
5.1	Organization	47
5.2	Authorization; Enforceability	47
5.3	No Conflicts	48
5.4	No Brokers or Finders	48
5.5	Investment Intent	48
5.6	Buyer Interests	48
Article 6 COVENANTS		48
6.1	Allocation	48
6.2	Further Assurances; Cooperation	49
6.3	Non-Competition; Non-Solicitation	49
6.4	Confidentiality	51
6.5	Seller’s Release	51
6.6	Certain Tax Matters	52
6.7	D&O Indemnification	56
6.8	401(k) Plan Termination	56
6.9	R&W Insurance	56
6.10	Acknowledgements	56
6.11	Banesco Line of Credit	57

-ii-

Article 7 INDEMNIFICATION		57
7.1	Obligation of the Seller Group	57
7.2	Obligation of the Buyer	57
7.3	Survival	58
7.4	Limitations on Indemnification	58
7.5	Third Party Claims	59
7.6	Direct Claims	60
7.7	Other Limitations	60
7.8	Assertion of Claims; Payment of Claims	62
7.9	Exclusive Remedy	62
Article 8 GENERAL		63
8.1	Seller’s Representative	63
8.2	Amendments and Waivers	63
8.3	Schedules; Exhibits; Integration	64
8.4	Governing Law; Venue; Waiver of Jury Trial	64
8.5	Assignment and Third-Party Beneficiaries	64
8.6	Counterparts	64
8.7	Publicity and Reports	65
8.8	Notices	65
8.9	Specific Performance	66
8.10	Rules of Construction	66
8.11	Severability	66
8.12	Representation By Counsel	67

-iii-

Schedules

Schedule I	Acquired Interests

Schedule 1.1(a)	Net Working Capital Calculation

Schedule 1.1(b)	Banesco Line of Credit

Schedule 1.1(c)	Related Party Indebtedness

Schedule 6.1(a)	Allocation Methodologies

Seller Disclosure Schedule

Exhibits

Exhibit A	Form of Promissory Note

Exhibit B	Company Agreement of the Buyer

Exhibit C	Form of Joinder Agreement

Exhibit D	Form of Registration Rights Agreement

Exhibit E	Form of Lock-Up Agreement

Exhibit F	Accredited Investor Questionnaire

Exhibit G	R&W Insurance Policy

-iv-

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated and effective as of November 10, 2025, is entered into by and among (a) XTI Drones Holdings, LLC, a Texas limited liability company (the “Buyer”); (b) The Origin Group DN, Inc., a Delaware corporation (the “Seller”); (c) Drone Nerds, LLC, a Florida limited liability company (the “Company”); (d) each of the Seller Owners listed on Annex A-1 attached hereto (collectively, the “Seller Owners” and, together with the Seller, the “Seller Group”), and (e) Jeremy Schneiderman, solely in his capacity as representative of the Seller Group (the “Seller’s Representative”). Each of the Buyer, the Seller Owners, the Seller, and the Seller’s Representative is referred to herein as a “Party” and collectively, the “Parties.”

RECITALS:

WHEREAS, prior to the date hereof, the Seller Owners were the legal, record and beneficial owners of all of the issued and outstanding Equity Interests in Drone Nerds Inc, a Florida corporation (“Drone Nerds Inc.” or the “Predecessor”);

WHEREAS, prior to the date hereof (a) the Seller Owners contributed all of their Equity Interests in Drone Nerds Inc. to the Seller in exchange for Equity Interests of the Seller (the “Contributions”), (b) the Seller elected to treat Drone Nerds Inc. as a qualified subchapter S Subsidiary, and (c) Drone Nerds Inc. converted into the Company, pursuant to an articles of conversion (the “Conversion”) filed with the Secretary of State of the State of Florida (together, the “F-Reorganization”);

WHEREAS, as of the date hereof, after giving effect to the F-Reorganization, the Seller Owners are the legal, record and beneficial owners of one hundred percent (100%) of the issued and outstanding Equity Interests in the Seller;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to accept from the Seller, 46% of the Equity Interests of the Company with a value equivalent to the Cash Payment Amount multiplied by the Allocation Percentage, as set forth on Schedule I (the “Purchased Interests”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to contribute to the Buyer, and the Buyer desires to acquire from the Seller, 24% of the Equity Interests of the Company with a value equivalent to the Buyer Interest Amount (the “Contributed Interests”), in exchange for Equity Interests of the Buyer, as set forth on Schedule I in a transaction governed under Section 721(a) of the Code; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase and acquire from the Seller, 30% of the Equity Interests of the Company in exchange for the Promissory Note, as set forth on Schedule I (the “Note Interests” and together with the Purchased Interests and the Contributed Interests, the “Acquired Interests”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

Article 1
DEFINITIONS

1.1 Definitions. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

“Acquired Companies” means the Company and Anzu Robotics, LLC, a Delaware limited liability company.

“Acquired Interests” has the meaning set forth in the Recitals.

“Action” means any action, cause of action, complaint, petition, demand, investigation, arbitration, audit, examination, review, controversy, suit or other legal, judicial, administrative or arbitral proceeding, whether civil or criminal, in law or in equity before or by any arbitrator, self-regulatory organization or Government Entity.

“Affiliate” means, with respect to any Person, (a) a director, officer, partner, member, manager, beneficiary or equity holder (whether direct or indirect) of such Person; (b) a spouse, parent, sibling or child of such Person (or spouse, parent, sibling or child of any director, manager or executive officer of such Person); and (c) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

“Affiliate Agreement” means any Contract with any Related Party.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated, consolidated, combined, unitary or other similar group.

“Agreement” has the meaning set forth in the Preface.

“Allocation Percentage” means the percentage set forth opposite the Company’s name on the Flow of Funds Memorandum under the title “Allocation Percentage.”

“Ancillary Agreements” means, collectively, the Company Agreement of the Buyer, the Promissory Note, the Joinder Agreement, the Registration Rights Agreement, the Lock-Up Agreement, and any other agreement, certificate, or document contemplated by this Agreement.

“Banesco Line of Credit” means that certain line of credit as set forth on Schedule 1.1(b).

“Banesco Line of Credit Amount” means the outstanding balance of the Banesco Line of Credit, inclusive of all accrued, but unpaid interest, together with any and all other charges, as of the end of the Business Day immediately preceding Closing; provided, for the avoidance of doubt, such amount shall not include any fees or expenses, including legal expenses, payments due to Banesco USA in connection with its review of the transactions contemplated hereby.

“Bankruptcy and Insolvency Exceptions” has the meaning set forth in Section 3.3(a).

“Basket Amount” has the meaning set forth in Section 7.4(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by applicable Law to be closed in Texas.

“Buyer” has the meaning set forth in the Preface.

“Buyer Indemnified Parties” means the Buyer and its Affiliates and, following the Closing, the Company, and each of the foregoing Persons’ respective successors and assigns, and each of their respective officers, managers, directors, employees, representatives and Affiliates, other than any Seller Owner, Seller and any Person who is an officer or employee of the Company prior to the Closing but not following the Closing.

“Buyer Interest Amount” means $9,734,667.67.

“Buyer Interests” means the Class B Units (as defined in the Company Agreement of the Buyer) of the Buyer to be issued to the Seller pursuant to the terms of this Agreement with a value equal to the Buyer Interest Amount multiplied by the Allocation Percentage.

“Buyer Prepared Returns” has the meaning set forth in Section 6.6(d)(ii).

“Buyer’s Fundamental Representations” means Sections 5.1 (Organization), 5.2 (Authorization; Enforceability), 5.3 (No Conflicts), 5.5 (Investment Intent), and 5.6 (Buyer Interests).

“Cap Amount” has the meaning set forth in Section 7.4(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136) or a similar provision of U.S. state or local law.

“CARES Act and COVID Relief Programs” means, collectively, the CARES Act, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the Coronavirus Aid, Relief and Economic Security Act.

“Cash” means, with respect to the Acquired Companies, the amount (expressed in United States dollars) of all cash and readily marketable cash equivalents, including cash in the bank, minus (i) deposits or checks in transit (or waiting for clearance) to the extent there has been a reduction of receivables on account thereof, minus (ii) any held checks to the extent that the amounts to be paid have been included in accounts payable for purposes of Closing Net Working Capital, minus (iii) Restricted Cash.

“Cash Payment Amount” means $20,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Claim Notice” has the meaning set forth in Section 7.6.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the date hereof.

“Closing Net Working Capital” means, as of the Effective Time and determined in accordance with GAAP, applied on a basis consistent with the Acquired Companies’ historical accounting practices, the current assets of the Acquired Companies (including, without limitation, accounts receivable, inventories, vendor deposits, prepaid expenses, and other current assets) minus the current liabilities of the Acquired Companies (including, without limitation, accounts payable, accrued expenses, and other current liabilities), in each case as calculated in accordance with the sample Net Working Capital Calculation attached hereto as Schedule 1.1(a).

For the avoidance of doubt, Closing Net Working Capital shall exclude (a) Cash, (b) any Company Transaction Expenses, (c) Indebtedness, the outstanding balance of the Banesco Line of Credit, related party notes payable, and the current portion of the operating lease obligations, and (d) any other debt-like items as reflected in the Net Working Capital Calculation.

“Closing Statement” has the meaning set forth in Section 2.7(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preface.

“Company Agreement of the Buyer” means that certain First Amended and Restated Company Agreement of the Buyer attached hereto as Exhibit B.

“Company Base Valuation” means $40,000,000.

“Company Cash” means, as of the Effective Time, the amount of Cash of the Acquired Companies.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Company as currently conducted.

“Company IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for, conducting the business of the Company as currently conducted.

“Company Transaction Expenses” means, without duplication, any and all fees, commissions, costs and expenses incurred, or payable, by the Seller Group and/or the Company (to the extent the Company pays or is obligated to pay such fees and expenses incurred, or payable, by the Seller Group) in connection with the negotiation, preparation and execution of this Agreement to the extent not paid at or prior to the Closing, including (without duplication): (a) all brokerage or finders’ fees or agents’ commissions or any similar charges, (b) all legal, accounting, investment banking, financial advisory, consulting and other fees, costs and expenses of third parties, (c) the amounts of any bonus, retention bonus, change of control bonus or similar payments (plus the employer portion of the related employment Taxes and payroll Taxes thereon), in each case of this clause (c), that the Company is obligated to pay to any director, manager, officer, employee, consultant or independent contractor of the Company or to any other Person as a result of the consummation of the transactions contemplated hereby, (d) the R&W Insurance Expenses, and (e) the Related Party Indebtedness; provided, any amounts with respect to clause (a), (b) and (d), such amounts shall be multiplied by the Allocation Percentage.

“Company’s 401(k) Plan” has the meaning set forth in Section 6.8.

“Competing Business” has the meaning set forth in Section 6.3(a)(i).

“Confidential Communications” has the meaning set forth in Section 8.12(b).

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all Customer Information and all other such data transmitted to the Company by Persons that interact with the Company.

“Confidential Information” means information that is not generally known to the public (including the existence and content of this Agreement), that has a competitive value because of its secrecy, and that is used, developed or obtained by any member of the Seller Group in connection with its business, including, but not limited to, information, observations and data obtained by the Seller during the Seller’s employment with, or ownership of, the Company concerning (A) the business or affairs of the Company (or the Predecessor), and (B) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions (whether patentable or unpatentable and whether or not reduced to practice), devices, new developments, methods and processes, customers and clients and customer and client lists, information on current and prospective independent sales agents, software vendors or partners, all technology trade secrets and know how, and all similar and related information in whatever form but shall not include any information that has been published in a form generally available to the public prior to the date of disclosure or use of such information, and through no breach of this Agreement.

“Contract” means any written or oral contract, agreement, purchase order, commitment, engagement letter, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license, including customer contracts, customer orders, royalty and license agreements and rights, and purchase agreements.

“Contributed Interests” has the meaning set forth in the Recitals.

“Contributions” has the meaning set forth in the Recitals.

“Conversion” has the meaning set forth in the Recitals.

“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other similar Law, Order, directive, guidelines or recommendations by any Government Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Customer Information” means all non-public records, books, reports, data and other information concerning customers of the Company.

“Direct Claim” has the meaning set forth in Section 7.6.

“Dispute Notice” has the meaning set forth in Section 2.7(b)(ii).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other compensation plan, agreement or arrangement providing compensatory benefits, in each case, currently maintained, sponsored or contributed to by the Company on behalf of, relating to, or with respect to any current or former employees, officers, consultants, independent contractors (who are natural persons) or directors of the Company or for which the Company has or may have any other Liability, contingent or otherwise, including, without limitation, by or through an ERISA Affiliate, including (A) any profit-sharing, deferred compensation, bonus, retention, stock option, equity compensation, profits interest, equity-based, equity appreciation, phantom stock, stock purchase, pension, consulting, retirement, change in control, golden parachute, incentive, supplemental retirement, stock appreciation, employment, severance, welfare or incentive plan, agreement or arrangement and (B) any plan, agreement or arrangement providing for “fringe benefits” or perquisites including benefits relating to the Company’s automobiles, clubs, vacation, paid time off, child care, parenting, sabbatical, sick leave, medical, dental, vision, disability, health, welfare, cafeteria plan, hospitalization, and, life insurance; provided, however, that none of the following shall be treated as an Employee Benefit Plan: (i) base salary and hourly wages in the ordinary course to employee.

“Encumbrance” means, with respect to any property or asset, any mortgage, lien, pledge, charge, right of way, security interest, license, encumbrance or other adverse claim of any kind in respect of such property or asset, including any voting or other transfer restrictions, options, right of first refusal, encroachment, easement or other claim.

“Environmental Law” means any Law relating to, regulating, or imposing an obligation or standards of conduct concerning (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, worker health and safety and/or natural resources.

“Equity Interests” means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether voting or nonvoting) of capital stock, including each class of common stock and preferred stock of such Person and all securities convertible into or exchangeable for shares of capital stock of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person shares of such capital stock, including any stock appreciation or similar rights, contractual or otherwise and (b) with respect to any Person that is not a corporation, any and all general partnership interests, limited partnership interests, membership units (including each class), membership or limited liability company interests, beneficial interests or other equity interests of or in such Person (including any common, preferred or other interest in the capital or profits of such Person, and whether or not having voting or similar rights) and all securities convertible into or exchangeable for equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any equity interest appreciation or similar rights, contractual or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Estimated Banesco Line of Credit Amount” has the meaning set forth in Section 2.7(a).

“Estimated Company Cash” has the meaning set forth in Section 2.7(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.7(a).

“F-Reorganization” has the meaning set forth in the Recitals.

“Final Allocation Schedule” has the meaning set forth in Section 6.1(c).

“Final Banesco Line of Credit Amount” has the meaning set forth in Section 2.7(c).

“Final Closing Statement” has the meaning set forth in Section 2.7(c).

“Final Company Cash” has the meaning set forth in Section 2.7(c).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.7(c).

“Final Net Working Capital” has the meaning set forth in Section 2.7(c).

“Final Promissory Note Amount” means an amount equal to:

(a) the sum of:

(i)	the Company Base Valuation; minus

(ii)	the Cash Payment Amount; minus

(iii)	the amount, if any, by which the Minimum Company Cash exceeds the Final Company Cash; plus

(iv)	the amount, if any, by which the Final Company Cash exceeds the Minimum Company Cash; minus

(v)	the Buyer Interest Amount; minus

(vi)	the amount, if any, by which the Final Banesco Line of Credit Amount exceeds the Maximum Banesco Line of Credit Amount; plus

(vii)	the amount, if any, by which the Final Banesco Line of Credit Amount is less than the Maximum Banesco Line of Credit Amount; minus

(viii)	the amount, if any, by which the Target Net Working Capital exceeds the Final Net Working Capital; plus

(ix)	the amount, if any, by which the Final Net Working Capital exceeds the Target Net Working Capital;

(b) multiplied by the Allocation Percentage, minus

(i)	the amount, if any, by which the Final Company Transaction Expenses exceeds the Estimated Company Transaction Expenses; plus

(ii)	the amount, if any, by which the Estimated Company Transaction Expenses exceeds the Final Company Transaction Expenses.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for Income Tax purposes as a partnership, (b) a “specified foreign corporation” within the meaning of Section 965 of the Code, or (c) a “passive foreign investment company” within the meaning of Section 1297 of the Code.

“Fraud” means an act, committed by a party to this Agreement, with intent to deceive another party to this Agreement, in connection with this Agreement and requires (a) a false representation of material fact made in Article 3, Article 4 or Article 5 by such party; (b) with actual knowledge (not imputed or constructive knowledge) that such representation is false; (c) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (d) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (e) causing such party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” will not include any type of constructive or equitable fraud or fraud based on recklessness or negligence.

“Fundamental Representations” means, collectively, the Seller’s Fundamental Representations and the Buyer’s Fundamental Representations.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof, and applied on a consistent basis.

“Government Entity” means any government or political subdivision, whether federal, state, provincial, territorial, municipal or local, or any agency or instrumentality of any such government or political subdivision, or any federal, state, provincial, territorial, municipal or local court or arbitrator of competent jurisdiction, or regulatory authority, in each case, whether domestic or foreign.

“Hazardous Substances” means (i) any waste or substance that forms the basis for liability or is regulated under any Environmental Law; and (ii) any substance, material or waste that is defined or classified pursuant to any Environmental Law as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “pollutant,” “restricted hazardous waste,” “contaminant,” “toxic waste,” or “toxic substance” or words of similar import, including, without limitation, petroleum, or any fraction or derivative thereof, asbestos or asbestos-containing material, urea formaldehyde, per- and polyfluoroalkyl substances, and polychlorinated biphenyls (PCBs).

“Income Tax” and “Income Taxes” means any Tax that is based upon, measured by, or calculated with respect to net income.

“Income Tax Return” shall mean any Tax Return that relates to Income Taxes.

“Indebtedness” means, at any particular time, without duplication of any amount included in this definition or otherwise in any other component of the definition of “Purchase Price,” any and all outstanding liabilities for the principal amount or aggregate amount, as applicable, of the Company (a) with respect to any borrowed money, whether current, short-term or long-term, secured or unsecured, (b) under any note, bond, performance bond, debenture, letter of credit, bankers’ acceptances or other debt security issued for the Company’s account, (c) with respect to the indebtedness of any Person that is guaranteed by the Company, (d) with respect to any obligations under capitalized leases other than any operating lease liabilities recorded on balance sheet pursuant to ASC842, (e) with respect to borrowed money secured by an Encumbrance on the Company’s assets filed with a Government Entity, (f) with respect to the deferred and unpaid purchase price of property (other than trade and other payables, accrued expenses and other current liabilities) with respect to which the Company is liable, as obligor or otherwise, including all deferred purchase price liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations), (g) with respect to interest rate swaps, collars, caps and similar hedging obligations and any interest, commodity or currency rate or exchange protection contracts or transactions, or other contracts or transactions that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates, currencies or the price of commodities or any derivatives thereof (valued at the termination value thereof), (h) the amount of underfunding of employer contributions with respect to any retirement plan, and the amount of underfunding with respect to any non-qualified deferred compensation plan, program, agreement or arrangement, (i) with respect to any accrued and unused vacation, paid time off, or sick leave, any accrued and unpaid bonuses, commissions or severance, and any other bonuses and commissions related to the pre-Closing period, and (j) with respect to any obligation for interest, principal, premiums, penalties, fees, make-whole payments, expenses, indemnities, breakage costs and bank overdrafts with respect to items described in clauses (a) through (i) above, whether resulting from payment or discharge or otherwise. For the avoidance of doubt, (i) trade payables, accrued expenses, and other current liabilities, (ii) the deferred purchase price for property that is included in the Company’s inventory, (iii) credit card debt incurred in the ordinary course of business, (iv) undrawn amounts under surety bonds, letters of credit, banker’s acceptances, performance letters, comfort letters, and other arrangements similar to the foregoing, (v) any liability that is taken into account as a Company Transaction Expenses or as a current liability in the Final Net Working Capital to the extent so taken into account, and (vi) the PPP Loans, shall not constitute “Indebtedness” for purposes of this Agreement.

“Indebtedness of the Company” means Indebtedness of the Company as of immediately prior to the Closing.

“Indemnified Party” means the Party entitled to indemnification under Article 7.

“Indemnified Taxes” means any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Contract or other agreement entered (or assumed) by the Company on or prior to the Closing Date, shown as payable on a Tax Return (including an amended Tax Return), resulting from an adjustment or assessment by a Government Entity by means of withholding or for any other reason and whether disputed or not), without duplication:

(a) All Taxes of the Seller Group (other than Transfer Taxes);

(b) All Taxes of the Company (other than Transfer Taxes, which are governed by clause (d) of this definition) for any Pre-Closing Tax Period (in the case of any Straddle Period, calculated in accordance with Section 6.6(a));

(c) All Taxes of any other Person imposed on the Company (i) pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by reason of the Company being a member of an Affiliated Group prior to Closing or (ii) pursuant to Contract (other than Ordinary Course Tax Provisions), where such Contract was entered into by the Company prior to the Closing, as a transferee or successor, where such status arose prior to the Closing, or by operation of Law (which Taxes described in this clause (ii) relate to an event or transaction occurring prior to the Closing); and

(d) Transfer Taxes allocable to the Seller as determined under Section 6.6(b).

Notwithstanding the foregoing, to the extent any Taxes (i) are included as a liability in the computation of the Final Net Working Capital, the Final Banesco Line of Credit Amount, Final Company Transaction Expenses or otherwise as a reduction to the Purchase Price, (ii) are attributable to Buyer’s breach of a Tax covenant under Section 6.6, or (iii) arise due to actions taken by Buyer (or any of its Affiliates) on the Closing Date after the Closing that are outside of the ordinary course of business and not expressly contemplated by this Agreement, such Taxes shall not constitute “Indemnified Taxes.”

“Indemnifying Party” means the Party obligated to provide indemnification under Article 7.

“Independent Auditor” means Grant Thornton LLP, or if Grant Thornton LLP is unable to serve, a nationally recognized independent accounting firm mutually agreed upon by the Parties, which firm is not the regular auditing firm of the Buyer, the Seller Owners, the Seller, or any of their respective Affiliates.

“Initial Allocation Schedule” has the meaning set forth in Section 6.1(a).

“Initial Promissory Note Amount” means an amount equal to:

(a) the sum of:

(i)	the Company Base Valuation; minus

(ii)	the Cash Payment Amount; minus

(iii)	the amount, if any, by which the Minimum Company Cash exceeds the Estimated Company Cash; plus

(iv)	the amount, if any, by which the Estimated Company Cash exceeds the Minimum Company Cash; minus

(v)	the Buyer Interest Amount; minus

(vi)	the amount, if any, by which the Estimated Banesco Line of Credit Amount exceeds the Maximum Banesco Line of Credit Amount; minus

(vii)	the amount, if any, by which the Estimated Banesco Line of Credit Amount is less than the Maximum Banesco Line of Credit Amount; minus

(viii)	the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital; plus

(ix)	the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital;

(b) multiplied by the Allocation Percentage.

“Intellectual Property” means all of the following worldwide: (a) trademarks, service marks, certification marks, logos, slogans, tag lines, Internet domain names, social media accounts and webpages, trade dress, trade or business names, fictitious business names (d/b/a’s), and other identifiers of source or business or designators of origin (all whether registered or unregistered), all applications and registrations for any of the foregoing, all renewals and extensions thereof, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (b) patents (utility and design), industrial designs and utility models, invention disclosures and applications for any of the foregoing, and all including divisions, continuations, continuations-in-part, provisionals, renewal applications and renewals, extensions, reexaminations and reissues; and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (c) proprietary information, Confidential Information and trade secrets, including know-how, inventions (whether or not patentable), invention disclosures, ideas, improvements, developments, designs, drawings, methods, specifications, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, customer lists, vendor lists, supplier lists, sales records/databases, pricing information, cost information, business plans, business proposals, technical information, technical data, specifications, reports, analyses, data analytics, marketing information, marketing plans, marketing proposals, algorithms, source code, object code, Software and applications (collectively, the “Trade Secrets”); (d) works of authorship, copyrights, mask work rights, database rights, design rights and Software, all whether registered or unregistered, registrations and applications for any of the foregoing, and renewals, extensions, restorations and reversions thereof; and all moral rights associated with any of the foregoing; and all economic rights of authors and inventors, however denominated, associated with any of the foregoing; (e) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (f) all other intellectual property rights of any nature, including the right to recover for damages and profits for past and future infringement or other violation of any part of the foregoing.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.5(a)(ii).

“IP Agreements” means all Contracts relating to the development, ownership, use, registration or enforcement of, or exercise of any rights under, any Intellectual Property, excluding: (i) “shrink wrap,” “click through,” “browse wrap” or other license agreements for commercially available off-the-shelf Software having an annual license fee of less than Ten Thousand Dollars ($10,000) that is not incorporated in, linked to, distributed with or used to host or provide any Company product or service or Owned Software, and (ii) non-exclusive licenses granted by the Company to its customers in the ordinary course of business consistent with past practice in the form provided by the Company to the Buyer.

“IRS” means the Internal Revenue Service or any successor entity.

“Knowledge” of any Person means the actual knowledge of such Person after making reasonable inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs. When used with respect to (i) any Seller, the term “Knowledge of the Seller Group,” means the knowledge of the Seller and each of the Seller Owners, and (ii) with respect to the Company, the term “Knowledge of the Company” means the knowledge of each Seller Owner and Rafael Sonder.

“Law” means any constitutional provision, statute or other law, rule, regulation, treaty, convention, directive, legislation, ordinance, decree, requirement, proclamation, judgment or interpretation, holding or rule of construction of any Government Entity or any similar provision having the force of law, including, without limitation, any Order and any Permit, and the common law.

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in the real property held by the Company.

“Leased Worker” means any contingent worker or worker provided by a staffing company, temporary employee agency, professional employer organization or similar entity.

“Leases” means all leases, subleases, licenses and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action and including as related to Taxes), commitments, contingencies and other liabilities of a Person (whether known or unknown, asserted or unasserted, absolute, accrued, unaccrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated and whether due or to become due).

“Lock-Up Agreement” has the meaning set forth in Section 2.4(a)(iv).

“Losses” means any and all losses, Taxes, claims, shortages, damages, liabilities, expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees, litigation expenses and other costs of investigation or defense) assessments, penalties, interest and expenses provided, that, except as awarded by a competent tribunal to a third party in connection with Third Party Claims, “Loss” will not include any punitive, special or exemplary damages.

“Malware” means any virus, Trojan horse, worm, back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm Software, hardware or data.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the businesses, financial condition, results of operations, properties, assets or liabilities of the Company; provided, however, none of the following (nor the effects thereof) shall be deemed, individually or in the aggregate, to constitute, and none of the following (nor the effects thereof) shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes or conditions generally affecting the United States economy or financial markets or foreign economies or financial markets; (ii) changes in or developments generally affecting the industry in which the Company operates; (iii) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clause (iii), the facts or circumstances giving rise or contributing to such failure to meet estimates, predictions, projections or forecasts may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (iv) any changes in Law or GAAP becoming effective after the date hereof; (v) changes or conditions resulting from acts of war, terrorism. Pandemics, or nature or political or regulatory conditions; (vi) changes resulting solely from the announcement of the transactions contemplated by this Agreement (including, but not limited to, any resulting adverse changes in the Company’s relationship with its employees, customers, partners or suppliers), in each case to the extent resulting from the identity of the Buyer or any of its Affiliates as the acquirer of the Company; (vii) any action taken by the Company on or after the Closing Date that is contemplated or required by this Agreement or otherwise taken at the written request or with the written consent of the Buyer; (viii) any natural disasters, pandemics, or acts of God; provided, further, however, that clauses (i), (ii), (iv), (v), and (viii) shall not apply to the extent such effect, change, circumstance, development or event has had a disproportionate impact on the Company (taken as a whole), compared to other participants in their industry (in which case only the incrementally disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Contract” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.23(a).

“Material Suppliers” has the meaning set forth in Section 3.24(a).

“Maximum Banesco Line of Credit Amount” means $5,265,000.

“Minimum Company Cash” means an amount equal to $1,829,000.

“Net Working Capital Calculation” means the calculation set forth on Schedule 1.1(a).

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current, and future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current, or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Note Interests” has the meaning set forth in the Recitals.

“Operating Line” has the meaning set forth in Section 6.3(a)(i).

“Order” means any decree, compliance agreement, injunction, judgment, order, ruling, assessment or writ, edict, decision, opinion, stipulation or award issued, entered or rendered by, and any other legally binding determinations of, any Government Entity or self-regulatory organization.

“Ordinary Course Tax Provisions” has the meaning set forth in Section 3.8(m).

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) operating agreement, limited liability company agreement or similar document governing a limited liability company, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, (d) a trust agreement or similar document of a trust and all documents relating to the rights of the trustees and the beneficiaries thereunder and (e) any amendment to any of the foregoing.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Owned Software” means all Software that is Owned Intellectual Property.

“Parties” or “Party” has the meaning set forth in the Preface.

“Payables” has the meaning set forth in Section 3.21(a).

“Permit” means any consent, qualification, license, authorization, certificate, filing or registration, approval, exception, classification, variance, permit, franchise or certificate of authority, or any waiver of the foregoing and similar documents, required to be issued by or any rights obtained or required to be obtained from, any Government Entity.

“Permitted Encumbrance” means (i) Encumbrances for Taxes not yet due and payable, (ii) Encumbrances that are being contested in good faith and for which adequate reserves have been recorded on the books of the Company, and (iii) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent, (iv) statutory Encumbrances in favor of lessors arising in connection with any Leased Real Property, and (v) Encumbrances relating to the Banesco Line of Credit.

“Person” means any individual, sole proprietorship, partnership, corporation, association, trust, limited liability company or partnership, joint venture, unincorporated organization or other entity, or any Government Entity or quasi-Government Entity.

“Personal Information” means any data that identifies, relates to, describes, is reasonably capable of being associated with, or would reasonably be linked, directly or indirectly, with a particular individual or household, including: name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personal data under applicable Law.

“PPP Loan” and “PPP Loans” has the meaning set forth in Section 3.27(c).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Predecessor” has the meaning set forth in the Recitals.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws regulating the Processing of Personal Information including, without limitation, Section 5 of the Federal Trade Commission Act, all state Laws related to unfair or deceptive trade practices, the Fair Credit Reporting Act (“FCRA”), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (“CAN-SPAM”), all Laws related to online privacy policies, the Telephone Consumer Protection Act (“TCPA”), the Illinois Biometric Information Privacy Act (“BIPA”), all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification; (b) all Laws related to the Processing of Confidential Data; (c) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (d) all Contracts between the Company and any Person that is applicable to the PCI DSS and/or the Processing of Protected Data; and (e) all policies and procedures applicable to the Company relating to the PCI DSS and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Private Resolution Period” has the meaning set forth in Section 2.7(c).

“Pro Rata Share” means, with respect to each Seller Owner, the percentage set forth the Flow of Funds Memorandum, which amounts will total to exactly one hundred percent (100%).

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Promissory Note” has the meaning set forth in Section 2.2(b).

“Protected Data” means Personal Information and Confidential Data.

“Publicly Available Software” means (i) any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software or open source software (e.g., Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Afero General Public License or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Interests” has the meaning set forth in the Recitals.

“R&W Insurance Expenses” means all costs and expenses related to the procurement and binding of the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy, and any other fees and expenses related to such policy.

“R&W Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy to be issued following the Closing Date by R&W Insurance Provider, and bound as of the date of this Agreement, in each case, pursuant to the binder agreement by and between Buyer and R&W Insurance Provider in the form set forth on Exhibit G.

“R&W Insurance Provider” means Berkley Transactional.

“Receivables” has the meaning set forth in Section 3.21(b).

“Records” means all records of the Company, including expiration records, client or broker information and files, client or broker lists, prospective client or broker lists, files, books and operating data, policy expiration information, invoices, databases, manuals and other materials, whether in print, electronic or other media, confidential information, books of account, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research and other research materials.

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application (pending or otherwise), certificate, filing, registration or other document issued by, filed with, or recorded by any Government Entity, quasi-Government Entity or registrar.

“Registration Rights Agreement” has the meaning set forth in Section 2.4(a)(iii).

“Related Party” means a Seller Owner, a Seller or an Affiliate of any Seller Owner, Seller, or the Company (in each case, other than the Company).

“Related Party Indebtedness” means the calculation set forth on Schedule 1.1(c).

“Release” means any release, spill, leaking, pumping, pouring, emission, migration, emptying, depositing, discharging, injection, escape, leaching, disposal or dumping into the environment.

“Released Persons” has the meaning set forth in Section 6.5(a).

“Releasing Parties” has the meaning set forth in Section 6.5(a).

“Response Period” has the meaning set forth in Section 7.6.

“Restricted Cash” means Cash subject to a lockbox, dominion, control or similar agreement, or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such Cash for any lawful purpose. For the avoidance of doubt, (i) Cash in reserve accounts, including chargeback reserve accounts, trust accounts, custodial and similar accounts, or Cash in the form of merchant and similar deposits, shall be considered “Restricted Cash” and (ii) notwithstanding clause (i) of this definition, amounts subject to a legal or contractual restriction to pay the Company Transaction Expenses or the Banesco Line of Credit Amount will not constitute “Restricted Cash” and (iii) negative covenants relating to the making of advances, distributions and loans under the Banesco Loan Agreement will not cause the Cash of the Company to constitute “Restricted Cash.”

“Restricted Period” means the time period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Restricted Territory” means Worldwide.

“Review Period” has the meaning set forth in Section 2.7(b)(ii).

“SBA” means the United States Small Business Administration.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

“Security Breach” means any actual (i) unauthorized access, acquisition, use, disclosure, modification, deletion or destruction of information (including Protected Data); (ii) unauthorized interference with system operations or security safeguards of the Company IT Assets that results in a cessation of business operations; or (iii) phishing incident or ransomware attack.

“Seller” has the meanings set forth in the Preface.

“Seller Affiliates” has the meaning set forth in Section 6.9.

“Seller Controlled Tax Contest” has the meaning set forth in Section 6.6(c)(ii).

“Seller’s Fundamental Representations” means the representations and warranties contained in Sections 3.1 (Organization), 3.2 (Capitalization), 3.3 (Authorization; Enforceability), 3.28 (No Brokers or Finders), 4.1 (Organization), 4.2 (Title), 4.3 (Authorization; Enforceability), 4.6 (No Brokers or Finders), and 4.8 (Investment Representations).

“Seller Group” means the Seller and the Seller Owners.

“Seller Owners” means the shareholder(s) of Seller.

“Seller Prepared Return” has the meaning set forth in Section 6.6(d)(i).

“Seller’s Released Claims” has the meaning set forth in Section 6.5(a).

“Seller’s Representative” has the meaning set forth in the Preface.

“Software” means all forms of software, applications, firmware, middleware, development tools, comments, user interfaces, menus, buttons, icons, databases and collections of data (whether in source code or object code form), and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, algorithms and other items and documentation related to any of the foregoing or associated therewith; and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Statutory Representations” means the representations and warranties contained in Section 3.8 (Tax).

“Straddle Period” has the meaning set forth in Section 6.6(a).

“Subsidiary” means any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Net Working Capital” means $22,986,000.

“Tax” means any gross or net income, gross or net receipts, gross or net proceeds, capital gains, sales and use, user, lease, leasing, excise, fuel, interest equalization, registration, occupation, turnover, franchise, real and personal property (tangible or intangible), transfer, ad valorem, value added, gross or net receipt, capital stock, production, business and occupation, profits, license, estimated, goods and services, stamp, recording, premium, unclaimed or abandoned property or other escheat, social security, environmental, natural resources, gaming, estimated, alternative or add-on, registration, windfall or excess profits, disability, unemployment, employment, payroll, severance or withholding tax, or other tax or customs duties, or other charge or amount in the nature of a tax imposed by (or otherwise payable to) any Government Entity, including any interest, penalties, additions to tax and additional amounts related thereto, in each case, whether disputed or not.

“Tax Contest” has the meaning set forth in Section 6.6(c)(i).

“Tax Return” means a report, return, information return, declaration, claim for refund or other document or statement (including amendments) required to be filed with (or actually filed with) a Government Entity or third party with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Texas Courts” has the meaning set forth in Section 8.4(b).

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Third Party Claim Notice” has the meaning set forth in Section 7.5(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transfer Taxes” has the meaning set forth in Section 6.6(b).

“Treasury Regulations” means the final and temporary United States federal income tax regulations promulgated under the Code.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as such may be amended from time to time.

“XTI” means XTI Aerospace, Inc., a Nevada corporation.

Article 2
CONTRIBUTION, SALE AND TRANSFER OF ACQUIRED INTERESTS

2.1 Contribution, Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties set forth herein, at the Closing, the Seller shall contribute, sell, assign and transfer to the Buyer, and the Buyer shall accept, purchase and acquire from the Seller, all right, title and interest in and to the Acquired Interests, free and clear of all Encumbrances (other than restrictions on transfer under federal and state securities Laws).

2.2 Consideration. The aggregate consideration to be paid by the Buyer for the Acquired Interests (the “Purchase Price”) shall be equal to the following consideration set forth in Section 2.2(a), Section 2.2(b), and Section 2.2(c), subject to adjustment as otherwise provided herein.

(a) The aggregate cash consideration to be paid by the Buyer to the Seller in exchange for the Purchased Interests shall be an amount equal to the Cash Payment Amount multiplied by the Allocation Percentage.

(b) The aggregate consideration to be paid by the Buyer to the Seller in exchange for the Note Interests shall be the delivery of the promissory note payable to the Seller in the original principal amount equal to the Initial Promissory Note Amount, substantially in the form provided on Exhibit A (the “Promissory Note”) (subject to adjustment as further provided for herein).

(c) The aggregate consideration to be paid by the Buyer in exchange for the Contributed Interests shall be the issuance of the Buyer Interests free and clear of any and all Encumbrances (other than pursuant to the Company Agreement of the Buyer, the Joinder Agreement, and under any applicable federal and/or state securities Laws) by the Buyer to the Seller. The Buyer Interests shall be issued subject to the terms of the Company Agreement of the Buyer and the Joinder Agreement.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”) remotely via electronic exchange of documents and signatures, or at such other time and place as may be agreed to by the Parties hereto in writing.

2.4 Closing Deliverables; Payments.

(a) Deliverables of the Seller Group. At or prior to the Closing, the Seller Group shall deliver, or cause to be delivered, to the Buyer the following:

(i) (A) to the extent the Acquired Interests are certificated, certificates evidencing the Acquired Interests, duly endorsed in blank or accompanied by powers duly executed in blank or other duly executed instruments of transfer as required in order to validly transfer title in and to the Acquired Interests to the Buyer, free and clear of all Encumbrances (other than restrictions on transfer under federal and state securities Laws), and (B) to the extent the Acquired Interests are not certificated, other customary evidence (reasonably acceptable to the Buyer) as may be necessary to transfer the ownership of the Acquired Interests to the Buyer, free and clear of all Encumbrances (other than restrictions on transfer under federal and state securities Laws);

(ii) duly executed counterparts of the Company Agreement of the Buyer and/or a Joinder Agreement, by and between the Buyer and the Seller, substantially in the form attached hereto as Exhibit C (the “Joinder Agreement”);

(iii) a duly executed counterpart of the Registration Rights Agreement, by and between XTI and the Seller, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”);

(iv) a duly executed counterpart of the Lock-Up Agreement, by and between XTI and the Seller, substantially in the form attached hereto as Exhibit E (the “Lock-Up Agreement”);

(v) a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to the accuracy of, and attaching with respect to the Company, (A) the Company’s Organizational Documents, (B) the incumbency of its officers executing this Agreement and each Ancillary Agreement to which it is a party and (C) the resolutions of the Company’s governing body authorizing the execution and delivery of this Agreement, the Ancillary Agreements and the performance of the transactions contemplated hereby and thereby;

(vi) reserved;

(vii) a certificate of an authorized officer of the Seller, dated as of the Closing Date, certifying as to the accuracy of (A) Seller’s Organizational Documents, (B) the incumbency of its officers executing this Agreement and each Ancillary Agreement to which it is a party and (C) the resolutions of the Seller’s governing body authorizing the execution and delivery of this Agreement, the Ancillary Agreements, and the performance by such Seller of the transactions contemplated hereby and thereby;

(viii) a certificate of good standing with respect to the Seller issued by the responsible Government Entity of the jurisdiction of its formation, dated as of a date not more than ten (10) Business Days prior to the Closing Date, certifying as to the good standing of such Seller;

(ix) evidence, in form and substance reasonably satisfactory to the Buyer, that the consents, notices and approvals set forth in Schedule 2.4(a)(ix) of the Seller Disclosure Schedule have been obtained;

(x) resignations, or other evidence of removal, of the managers and officers of the Company, as reasonably requested by the Buyer;

(xi) a properly completed and executed IRS Form W-9 from Seller certifying that Seller is a “U.S. person” and is not subject to United States backup withholding;

(xii) evidence, in form and substance reasonably satisfactory to the Buyer, that the Affiliate Agreements set forth on Schedule 2.4(a)(xii) of the Seller Disclosure Schedule will terminate effective as of the Closing;

(xiii) an invoice from each Person entitled to payment of the Company Transaction Expenses;

(xiv) a memorandum setting forth the flow of funds in connection with the Closing, consistent with the terms of this Agreement (the “Flow of Funds Memorandum”), duly certified and executed by the Seller Group; and

(xv) all other documents, instruments, and agreements as the Buyer reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

(b) Deliverables of the Buyer. At or prior to the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller Group the following:

(i) the duly executed Promissory Note;

(ii) a duly executed counterpart of the Company Agreement of the Buyer and/or Joinder Agreement;

(iii) a duly executed counterpart by XTI of the Registration Rights Agreement;

(iv) a duly executed counterpart by XTI of the Lock-Up Agreement;

(v) a certificate of an authorized officer of the Buyer, dated as of the Closing Date, certifying as to the accuracy of, and attaching with respect to the Buyer, (A) the incumbency of its officers executing this Agreement and each Ancillary Agreement to which it is a party and (B) the resolutions of the Buyer’s governing body authorizing the execution and delivery of this Agreement, the Ancillary Agreements, and the performance by the Buyer of the transactions contemplated hereby and thereby;

(vi) the Flow of Funds Memorandum, duly executed by the Buyer;

(vii) confirmation from the R&W Insurance Provider (which may be via email) that the R&W Insurance Policy will be fully bound as of Closing; and

(viii) all other documents, instruments, and agreements as the Seller Group may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

(c) Payments at Closing. At the Closing, the Buyer shall:

(i) pay to the Seller an amount in cash equal to the sum of (1) the Cash Payment Amount multiplied by the Allocation Percentage minus (2) the Estimated Company Transaction Expenses, by wire transfer of immediately available funds to an account or accounts set forth on the Flow of Funds Memorandum; and

(ii) pay to the payees of the Company Transaction Expenses the amounts payable thereto in accordance with the invoices and wire transfer instructions delivered by the Seller to the Buyer prior to the Closing; provided, that any such amounts that are payable to an employee of the Company shall be paid by depositing such amount in the applicable payroll account of the Company and such amounts shall be promptly remitted by the Company (net of applicable withholding Taxes) to the applicable payee.

2.5 Consideration Allocation. The Seller shall receive, in respect of their respective transfer of the Acquired Interests pursuant to Section 2.2, (i) the Cash Payment Amount multiplied by the Allocation Percentage, (ii) the Promissory Note, and (iii) that number of Buyer Interests set forth next to the Seller’s name on Schedule I. The Seller and each member of the Seller Group agrees to the allocation and the amounts set forth on Schedule I and waives any claims that it may have against the Buyer, the Seller’s Representative, the Company or any of their respective Affiliates in connection with the preparation of such schedule or the payment of any amounts hereunder (including the payment of the Cash Payment Amount, the Initial Promissory Note Amount, or any adjustment thereto) in accordance therewith.

2.6 Withholding. The Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of the Purchase Price) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that Buyer or the Company, as applicable, becomes aware of any obligation of such payor to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (other than compensatory payments or as a result of Seller’s failure to provide IRS Form W-9 as contemplated under Section 2.4(a)(xii)), Buyer shall notify Seller in writing before the payment of such obligation and the Parties will use commercially reasonable efforts to eliminate or reduce any deduction or withholding. To the extent that amounts are so withheld by the Buyer or the Company and paid over to an applicable Government Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

2.7 Net Working Capital Adjustment.

(a) Pre-Closing Adjustment. The Seller’s Representative has prepared in good faith and delivered to the Buyer a statement (the “Estimated Closing Statement”) setting forth an estimated, unaudited balance sheet of the Company as of the Effective Time and the following with respect to the Company: (i) good faith estimated calculations of (A) Company Cash (the “Estimated Company Cash”), (B) Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (C) the Banesco Line of Credit Amount (the “Estimated Banesco Line of Credit Amount”), and (D) the Closing Net Working Capital, and (ii) the Initial Promissory Note Amount calculated using the amounts set forth in the Estimated Closing Statement.

(b) Post-Closing Adjustment.

(i) No later than ninety (90) days following the Closing Date, the Buyer shall prepare in good faith and deliver to the Seller’s Representative a statement (the “Closing Statement”) setting forth an unaudited balance sheet of the Company as of the Effective Time and the Buyer’s calculation of (A) the Banesco Line of Credit Amount, (B) Company Cash, (C) the Company Transaction Expenses, (D) the Closing Net Working Capital, (E) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, and (F) the proposed Final Promissory Note Amount calculated using the amounts set forth in the Closing Statement. The Seller Group shall use commercially reasonable efforts to cooperate with the Buyer and their accountants and other advisors in connection with the preparation of the Closing Statement. If the Buyer fails to deliver the Closing Statement to the Seller’s Representative within the ninety (90) day period specified in this Section 2.7(b)(i), then the Estimated Closing Statement and the Flow of Funds Memorandum shall be deemed the Closing Statement and the Seller’s Representative may exercise his rights pursuant to this Section 2.7. The parties agree that the purpose of preparing the Closing Statement and determining the Closing Net Working Capital, the Banesco Line of Credit Amount, Company Transaction Expenses, and Company Cash is to measure the amount of the Closing Net Working Capital, the Banesco Line of Credit Amount, Company Transaction Expenses, and Company Cash calculated in accordance with the Net Working Capital Calculation, and such processes are not intended to permit the introduction of different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies other than the Net Working Capital Calculation for the purpose of preparing the Closing Statement or determining the Closing Net Working Capital, the Banesco Line of Credit Amount, Company Transaction Expenses, and Company Cash. The Closing Statement shall not make purchase accounting adjustments arising out of the transactions contemplated by this Agreement and shall entirely disregard (I) any and all effects on the assets or liabilities of the Company as a result of the transactions contemplated by this Agreement or of any financing or refinancing arrangements entered into at any time by the Buyer or its Affiliates or any other transaction entered into by the Buyer or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement, and (II) any of the plans, transactions, or changes which the Buyer intends to initiate or make or cause to be initiated or made after the Closing with respect to the Company or its business or assets, or any facts or circumstances that are unique or particular to the Buyer or its Affiliates or any of their assets or liabilities. For the avoidance of doubt, unless the Seller’s Representative otherwise agrees in writing, the Buyer may not amend, adjust, supplement, or modify the Closing Statement or any amounts set forth therein following their delivery to the Seller’s Representative.

(ii) The Seller’s Representative shall have a period of thirty (30) days from the receipt of the Closing Statement (the “Review Period”) to review the Closing Statement. To the extent reasonably required to complete such review of the Closing Statement, for the duration of the Review Period and the pendency of any dispute, the Buyer will, upon written request, provide the Seller’s Representative and his Representatives with reasonable access during normal business hours to all working papers in the Buyer’s or its Representatives’ possession or control to the extent related to the preparation of the Closing Statement. If, as a result of such review:

(A) the Seller’s Representative agrees with the Closing Statement, the Seller’s Representative shall deliver to the Buyer a written notice of agreement and the Closing Statement will be final, binding and non-appealable by the Seller Group;

(B) the Seller’s Representative disagrees with the Closing Statement, the Seller’s Representative shall deliver to the Buyer a written notice of disagreement (a “Dispute Notice”) prior to the expiration of the Review Period, setting forth the nature (with reasonable supporting detail) and amount of such disagreement and the Seller’s Representative’s determination thereof; provided, for the avoidance of doubt, the Parties agree that the Buyer’s failure to provide reasonable access required by Section 2.7(b)(ii) shall be deemed a sufficient basis for an objection by the Seller’s Representative.

(iii) If the Seller’s Representative does not deliver a Dispute Notice within the Review Period, then the Seller’s Representative will be deemed to have irrevocably accepted the Closing Statement delivered by the Buyer pursuant to this Section 2.7, in which case, the amounts set forth in the Closing Statement shall be final, binding, and non-appealable by the Seller Group.

(c) Resolution of Disputes. If the Seller’s Representative delivers a Dispute Notice in accordance with this Section 2.7, then the Buyer and the Seller’s Representative shall attempt in good faith to resolve such dispute within thirty (30) days from the date of the Dispute Notice (or such longer period as the Parties may mutually agree in writing) (the “Private Resolution Period”). If the Buyer and the Seller’s Representative are unable to reach an agreement within the Private Resolution Period, then either the Buyer or the Seller’s Representative may refer the specific items in dispute to an Independent Auditor. As promptly as practicable thereafter, but no later than fifteen (15) days after the engagement of the Independent Auditor the Buyer, on the one hand, and the Seller’s Representative, on the other hand, shall each prepare and submit a presentation to the Independent Auditor. The Independent Auditor shall work to resolve such dispute promptly and, to the extent practicable, within thirty (30) days from the date the dispute is submitted to the Independent Auditor. The Independent Auditor shall act based solely on the presentations of the Buyer and Seller’s Representative and not by independent review. Any item not specifically referred to the Independent Auditor for evaluation shall be deemed final and binding on the parties. The scope of the disputes to be arbitrated by the Independent Auditor shall be limited to whether the preparation of the Closing Statement and the calculations therein were in accordance with this Section 2.7 (including whether the applicable items thereon were calculated in accordance with this Section 2.7), and the Independent Auditor shall not make any other determination. Any and all determinations by the Independent Auditor shall be made in strict accordance with the terms of this Agreement, without regard to principles of equity, and the Independent Auditor shall act as an expert and not an arbitrator. In resolving any disputed item, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the lowest value for such item claimed by any Party. The Independent Auditor shall deliver to the Buyer and the Seller’s Representative a written opinion setting forth the final determination of the disputed amounts set forth on the Closing Statement, calculated in accordance with the provisions of this Agreement (such written opinion to include a worksheet setting forth all calculations used in arriving at such determination by the Independent Auditor and to be based solely on information provided to the Independent Auditor by the Seller’s Representative or the Buyer). The determination of the Independent Auditor shall be final and binding (absent manifest error), effective as of the date the Independent Auditor’s written opinion is received by the Buyer and the Seller’s Representative. The fees, costs and expenses of the services of the Independent Auditor shall be allocated between the Buyer, on the one hand, and the Seller’s Representative, on the other hand, in the same proportion that the aggregate amount of such unsuccessfully disputed items by each such Party (as finally determined by the Independent Auditor) bears to the total amount of such resolved disputed items so submitted to the Independent Auditor. The term “Final Closing Statement,” as used in this Agreement, shall mean the Closing Statement if deemed final in accordance with Sections 2.7(b)(ii) or 2.7(c) and each item set forth in the Final Closing Statement shall be the “Final Company Cash,” “Final Company Transaction Expenses” “Final Banesco Line of Credit Amount,” and “Final Net Working Capital.”

(d) Final Settlement. Upon the determination of the Final Closing Statement, the Initial Promissory Note Amount shall be adjusted automatically to equal the Final Promissory Note Amount, which may be a positive or negative adjustment.

Article 3
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to the Buyer, each of the Seller and the Seller Owner represents and warrants the following:

3.1 Organization. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. The Company has all necessary organizational power and authority to own, lease and operate its properties and assets and to carry on its businesses as presently conducted. The Company is duly qualified or licensed to do business as a foreign company in each of the respective jurisdictions listed on Section 3.1 of the Seller Disclosure Schedule and is in good standing under the Laws of each such jurisdiction. The Seller Group has delivered true, correct and complete copies of the Company’s Organizational Documents to the Buyer and the Company is not in material default under or in violation of any provision thereof.

3.2 Capitalization.

(a) The Seller owns all of the issued and outstanding Equity Interests of the Company. The Equity Interests listed on Section 3.2(a) of the Seller Disclosure Schedule represent all of the issued and outstanding Equity Interests of the Company and there are no other Equity Interests of the Company authorized, issued or outstanding. Except as set forth on Section 3.2(a) of the Seller Disclosure Schedule, there are no Equity Interests of the Company issued, reserved for issuance or outstanding. Other than this Agreement, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Interests of the Company, or any outstanding Equity Interests of the Company that are exercisable for, convertible into, exchangeable for, or which carry the right to acquire, Equity Interests of the Company, or subscriptions, warrants, options, calls, puts, convertible securities, registration or other rights, arrangements or commitments obligating the Company to issue, sell, register, purchase or redeem any of its Equity Interests or any ownership interest or rights therein.

(b) All Equity Interests of the Company have been duly authorized and validly issued. There are no preemptive rights in respect of any of the Equity Interests.

(c) There are no voting trusts or other agreements or understandings with respect to the voting of any Equity Interests of the Company. Except as disclosed on Section 3.2(c) of the Seller Disclosure Schedule, there are no appreciation rights, phantom rights or similar rights or arrangements outstanding with respect to the Company, and no derivative instruments issued by the Company exists, the underlying security of which is an Equity Interest of the Company.

3.3 Authorization; Enforceability.

(a) This Agreement and the Ancillary Agreements have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally (the “Bankruptcy and Insolvency Exceptions”).

(b) The Company has all requisite organizational power and authority to execute and deliver each Ancillary Agreement to which the Company is a party. The execution, delivery and performance by the Company of each Ancillary Agreement to which it is a party, any and all instruments necessary or appropriate in order to effectuate the terms and conditions of the Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated thereby have been duly authorized by all necessary organizational action on the part of the Company.

3.4 No Conflicts. Except as set forth on Section 3.4 of the Seller Disclosure Schedule, the execution, delivery and performance of the documents associated with the F-Reorganization, this Agreement, and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby did not, and will not (with or without notice, lapse of time or both) (i) violate or conflict with the Organizational Documents of the Company, (ii) violate or conflict with, constitute a breach, default or loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to revoke, withdraw, suspend, terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to any Material Contract, (iii) violate any Law, Order or Permit of any court of Government Entity or agency applicable to the Company or its business, or (iv) result in the creation or the imposition of any Encumbrance (other than Permitted Encumbrances) upon all or any portion of the assets of the Company.

3.5 Financial Statements; No Undisclosed Liabilities; Indebtedness.

(a) Section 3.5(a) of the Seller Disclosure Schedule contains true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”):

(i) The unaudited balance sheets of the Company as of December 31, 2024, 2023, and 2022 and the related statements of income for the periods then ended; and

(ii) The unaudited balance sheet of the Company as of September 30, 2025 and the related statement of income for the nine (9)-month period ended September 30, 2025 (such date, the “Interim Balance Sheet Date”).

(b) The Financial Statements fairly present, in all material respects, the financial condition of the Company and the results of operations of the Company as of such dates and for the periods then ended. The Financial Statements are consistent with the books and records of the Company.

(c) The Company has no Liabilities, except for Liabilities (i) that are reflected, disclosed or reserved against in the Financial Statements (ii) that are set forth in Section 3.5(c) of the Seller Disclosure Schedule hereto, or (iii) Liabilities incurred in the ordinary course of business following the Interim Balance Sheet Date.

(d) The Financial Statements reflect a true, correct and complete accounting of the Indebtedness of the Company, other than any Indebtedness of the Company incurred in the ordinary course of business following the Interim Balance Sheet Date. The Company has performed in all material respects all of its obligations required to be performed by it under each document evidencing its Indebtedness and there is no continuing event of default under any such document evidencing such Indebtedness.

(e) Section 3.5(e) of the Seller Disclosure Schedule sets forth a true, correct and complete list of (i) all bank accounts, brokerage accounts, crypto accounts and safe deposit boxes of the Company and all Persons who are signatories thereunder or who have access thereto and (ii) the names of all Persons holding general or special powers of attorney from the Company, true, complete and correct copies of which have been made available to the Buyer.

3.6 Absence of Certain Changes.

(a) Except in connection with the F-Reorganization or as otherwise contemplated by this Agreement, since January 1, 2025, the Company has operated in the ordinary course of business and no event has occurred which has had a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as set forth on Section 3.6(a) of the Seller Disclosure Schedule, except as contemplated by the F-Reorganization or this Agreement, since January 1, 2025 the Company has not:

(i) amended or authorized any change to its Organizational Documents;

(ii) made or agreed to make any change in its authorized or issued Equity Interests (including by way of a split, combination, reclassification or modification of the terms of any Equity Interests);

(iii) granted, issued, sold, delivered, pledged, encumbered or transferred or agreed to issue, sell, deliver, pledge, encumber or transfer, any of its Equity Interests or grant or issue any option, purchase right, convertible stock, registration right or other right to purchase or obtain (including upon conversion, exchange or exercise) in respect of such Equity Interests;

(iv) (A) acquired, by merger, consolidation, acquisition of stock or assets, or otherwise, any Person or business or division thereof, or (B) created any Subsidiaries;

(v) (A) adopted, or agreed to adopt, any plan of merger, consolidation, reorganization, recapitalization, liquidation, or other business combination or (B) filed, or agreed to file, a petition in bankruptcy under any provision of any state or federal bankruptcy law or consented to the filing of a petition of bankruptcy against it under any similar Law;

(vi) entered into, or agreed to enter into, any partnership, joint venture, alliance, profit sharing, strategic cooperative relationship or similar arrangement;

(vii) declared, set aside, or paid any dividend or distribution on or in respect of its Equity Interests;

(viii) except in the ordinary course of business (A) incurred, assumed, guaranteed, or otherwise become liable for, or agree to incur, assume, guarantee, or otherwise become liable for, any Indebtedness other than the Banesco Line of Credit Amount, (B) made, or agreed to make, any loans or advances of borrowed money, capital contributions to, or equity investments in, any Person, or (C) canceled or compromised, or agreed to cancel or compromise, owed or claimed Indebtedness;

(ix) made, or agreed to make, or deferred, or agreed to defer, any capital expenditures greater than Fifty Thousand Dollars ($50,000);

(x) (A) sold, assigned, leased, transferred, abandoned or otherwise disposed of, or agreed to sell, assign, lease, transfer, abandon or otherwise dispose of, any material asset or (B) mortgaged, pledged or subjected, or agreed to mortgage, pledge or subject, any material asset to any Encumbrance (other than a Permitted Encumbrance);

(xi) made, or agreed to make, any material change in its customary methods of financial accounting or financial accounting practices, except as required by GAAP;

(xii) (A) changed or modified its current credit, cash management, collection or payment policies, procedures or practices, including such policies, procedures or practices, acceleration of collections or receivables (whether or not past due), (B) accelerated any billing of customers or collection of receivables or (C) delayed, postponed or canceled the payment of accounts payable or any other liability, in each case, in any material respect;

(xiii) violated or failed to comply with any Law, Order or other requirements imposed by any Government Entity;

(xiv) entered into, terminated, cancelled, renewed, or agreed to make any material change in any Material Contract or Permit, as applicable, except in the ordinary course of business;

(xv) (A) instituted or settled, or agreed to settle, any pending or threatened Action or (B) cancelled, compromised, waived or released, or agreed to cancel, compromise, waive or release, any material right or claim (including those under any Material Contract);

(xvi) purchased or acquired, or agreed to purchase or acquire, any real property;

(xvii) experienced any material damage, destruction, loss or casualty, whether or not covered by insurance;

(xviii) cancelled or terminated any insurance policy covering the Company or allowed any coverage under any insurance policy covering the Company to lapse;

(xix) (A) established, adopted, entered into, amended, modified or terminated (except as otherwise required under applicable Law, Order or other requirement imposed by any Government Entity), or made any increase in benefits payable under, any Employee Benefit Plan or any collective bargaining agreement (in each case, other than the entry into, amendment of, or termination of, employment agreements, consulting agreements, independent contractor agreements and Contracts pertaining to any Leased Worker); or (B) entered into, amended, modified, or terminated any employment agreement (including any collective bargaining agreement), consulting agreement, independent contractor agreement (with an independent contractor who is a natural person) or Contract pertaining to Leased Workers, in each case with respect to this clause (B), relating to a service provider whose annual base compensation is Seventy-Five Thousand Dollars ($75,000) or more per year;

(xx) materially modified (whether by increase, decrease or otherwise) the compensation of its employees, consultants, independent contractors (who are natural persons) or Leased Workers, including pursuant to the provisions of any change of control bonuses or other similar arrangements, in any case, other than in the ordinary course of business;

(xxi) hired or promoted individuals who would be, or terminated the employment of any, (A) members of the management team of the Company or (B) other employee whose annual base salary is more than Seventy-Five Thousand Dollars ($75,000); or

(xxii) agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 3.6.

3.7 Reserved.

3.8 Tax. Except as set forth on Section 3.8 of the Seller Disclosure Schedule:

(a) The Company has timely filed (taking into account applicable extensions) all Income Tax Returns and other material Tax Returns that it is required to file. All such Tax Returns are true, correct and complete in all material respects. The Company has timely paid all Taxes due and payable (whether or not shown or required to be shown as due on any Tax Returns). The unpaid Taxes of the Company did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet described in Section 3.5(a)(ii).

(b) No audits, examinations, litigation, or other proceedings with respect to Taxes or Tax Returns of the Company are currently in progress, pending, or, to the Knowledge of the Company, threatened. The Company has not received a notice from any Government Entity that the Company is required to pay Taxes or file Tax Returns in a jurisdiction in which the Company does not file Tax Returns or pay Taxes that is not yet resolved. The Company has never commenced a voluntary disclosure proceeding with respect to Taxes of the Company in any state, local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) From the date of formation of the Predecessor until the date of the Contributions, the Predecessor was a duly elected S corporation pursuant to Section 1362(a) of the Code and, to the extent applicable, the Laws of each state in which it conducted business or is subject to Income Tax and no event has occurred (or fact has existed) that would preclude the Predecessor from initially qualifying as an S corporation under Section 1361(a) of the Code or that would have terminated the Predecessor’s S corporation status. No Government Entity has challenged the effectiveness of such elections. The Company has not incurred (or has any potential for) any Liability for any Income Taxes under Section 1374 of the Code or any comparable provision of state or local Law.

(d) Effective as of the date of the F-Reorganization, the Seller has been, and is currently, a validly existing S corporation for U.S. federal Income Tax purposes and, to the extent applicable, for each state in which the Seller or the Company conducts business and such treatment is allowed.

(e) Effective immediately after the Contributions and prior to the Conversion, the Seller elected to treat the Predecessor as a “qualified subchapter S subsidiary” pursuant to Section 1361(b)(3) of the Code and, to the extent applicable, under the Laws of each state in which the Company conducted business.

(f) At all times since the Conversion, the Company has been treated as a disregarded entity for U.S. federal Income Tax purposes pursuant to Treasury Regulations Section 301.7701-3(b)(1)(ii) and, to the extent applicable, for state Income Tax purposes. No election is pending to change the Income Tax treatment of the Company after the date of the Conversion.

(g) The Company has timely and properly withheld or collected (i) all required amounts from payments to any employee, independent contractor, creditor, shareholder, member, foreign person or other third party and (ii) all sales, use, ad valorem and value added Taxes. The Company has timely remitted all such Taxes to the proper Government Entity in accordance with all applicable Laws. The Company has properly classified all individuals as employees or independent contractors under applicable Law.

(h) The Company has not waived or extended any statute of limitations with respect to any Taxes or agreed to any extension of time for the filing of any Tax Return or with respect to a Tax assessment, deficiency or collection, which waiver or extension is currently in effect.

(i) No power of attorney has been granted by the Company with respect to any Tax matter that will be in force after the Closing. The Company does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or any other request that is pending with any Government Entity that relates to the Taxes or Tax Returns of the Company.

(j) The Company is not a party to, or bound by, any agreement or other arrangement relating to the sharing or allocation of Tax liabilities between or among Persons other than Ordinary Course Tax Provisions.

(k) There are no Encumbrances for Taxes on any assets of the Company other than Permitted Encumbrances.

(l) The Company has never been a member of any Affiliated Group.

(m) The Company is not liable for Taxes of any other Person as a result of successor liability, transferee liability, pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), or contractual liability, or otherwise (other than pursuant to provisions in Contracts or any other agreement or arrangement entered into in the ordinary course of business, a primary purpose of which is not related to sharing, indemnification or allocation of Taxes, including leases, licenses or credit agreements (“Ordinary Course Tax Provisions”)). All amounts payable with respect to (or by reference to) Taxes pursuant to any Ordinary Course Tax Provisions have been timely paid in accordance with the terms of such Contracts, agreements or arrangements.

(n) The Company has never engaged in any transaction that could affect the Liability for Income Taxes for any taxable year not closed by the applicable statute of limitations that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) at or following the Closing.

(p) The Company will not be required to include an item of income, nor exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal Income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts or advance payments received on or prior to the Closing Date or deferred revenue realized or received prior to the Closing; (iv) a change in method of accounting made by the Company prior to the Closing with respect to a Pre-Closing Tax Period or as a result of an impermissible method used during a Pre-Closing Tax Period (including an adjustment pursuant to Section 481 of the Code (or any similar provision of under state, local, or non-U.S. Laws)); or (v) a “closing agreement” under Section 7121 of the Code entered into with any Government Entity prior to the Closing. The Company is on the accrual method of accounting for income Tax purposes.

(q) The Company does not own an interest in any Flow-Thru Entity.

(r) None of the (i) goodwill, (ii) going concern value or (iii) other intangible assets of the Company that would not be amortizable prior to the enactment of Section 197 of the Code was held by the Company or by any Person related to the Company (within the meaning of Section 197(f)(9)(C) of the Code) on or before August 10, 1993 or could otherwise constitute anti-churning property under Section 197(f)(9)(A) of the Code.

(s) Other than the consummation of the F-Reorganization, since the Interim Balance Sheet Date, the Company has not (i) incurred any Taxes outside the ordinary course of business, (ii) changed a method of accounting for Income Tax purposes, (iii) entered into a “closing agreement” under Section 7121 of the Code with any Government Entity with respect to any Tax matter, (iv) surrendered any right to a Tax refund (other than as a resulting of the expiration of any applicable statute of limitations on refund claims), (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, (vii) made any material election with respect to Taxes inconsistent with past practices or (viii) changed or revoked any election with respect to Taxes.

(t) No member (or former member) of the Company has any right to any distributions with respect to Taxes (or otherwise) from the Company in respect of a Pre-Closing Tax Period that will survive the Closing.

(u) Any “employee retention credit” claimed by the Company pursuant to Section 2301 of the CARES Act (or any corresponding or similar provision of state, local or foreign Law) was properly claimed.

(v) The Company has timely filed or provided all material information returns or reports, including IRS Forms 1099 and W-2 (and foreign, state and local equivalents) that are required to have been filed by it.

(w) The Company will not be required to include any item of income in its taxable income for any period after the Closing Date under Section 951(a) or Section 951A of the Code (or any similar provision of state, local or foreign Law) with respect to any Pre-Closing Tax Period.

(x) The Company has not distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(y) The Company has not, or has never had, a permanent establishment in any foreign country other than the country in which the Company is organized and does not and has not engaged in a trade or business in any foreign country other than the country in which the Company is organized.

3.9 Ethical Practices. Neither the Company nor any Person acting on behalf of the Company has offered or given anything of value to any Person while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, payor, member of the government or candidate for political office where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person or otherwise influence such Person to take action in such Person’s official capacity or use such Person’s influence with any government or instrumentality thereof. The Company has never accepted or received any unlawful contributions, payments, gifts or expenditures.

3.10 Material Contracts.

(a) Section 3.10(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each material Contract (each such contract, including all amendments, modifications and supplements thereto, a “Material Contract” and collectively, the “Material Contracts”) to which the Company is a party that is (provided, however, that other than with respect to Section 3.10(a)(xiv), no Employee Benefit Plan shall be treated as a Material Contract):

(i) a Contract involving a commitment or payment or incurrence of liabilities by the Company in excess of an aggregate of One Hundred Thousand Dollars ($100,000) in the twelve (12) months ending September 30, 2025;

(ii) a Contract relating to mortgaging, pledging or otherwise placing any Encumbrance (other than a Permitted Encumbrance) on the Company’s assets, or any guaranty of an obligation of a third party;

(iii) a Lease;

(iv) a Contract under which the Company is lessee of, or holds or operates any personal property owned by any other party calling for payments in excess of Fifty Thousand Dollars ($50,000) annually;

(v) a Contract for capital equipment that provides for payments by the Company in excess of Fifty Thousand Dollars ($50,000) in any calendar year;

(vi) a Contract evidencing Indebtedness of the type described in clauses (a) through (g) of the definition of Indebtedness;

(vii) a Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures, partnership arrangements and minority equity investments);

(viii) a Contract relating to the sale or issuance of any Equity Interest of the Company, other than this Agreement;

(ix) a Contract (A) containing any covenant limiting in any material respect the right of the Company or any of its officers or key employees to freely engage in any line of business (whether through an exclusivity agreement or otherwise), to compete with any Person in any line of business or to compete with any Person or the manner or locations in which any of them may engage, or (B) prohibiting or limiting in any material respect the right of the Company to make, sell or distribute any products or services;

(x) a Contract pursuant to which the Company has agreed to provide “most favored nation” pricing or any arrangement whereby the Company has agreed with any Person that such Person will receive the most favorable terms and conditions that are provided by the Company to any other Person;

(xi) a Contract or group of Contracts requiring the purchase of all or substantially all of the Company’s requirements of a particular product from a vendor;

(xii) a Contract with any Government Entity;

(xiii) a Contract pursuant to which the Company has continuing indemnification, “earn-out” or other contingent payment obligations;

(xiv) any written (i) employment agreement written consulting agreement or written services agreement with an independent contractor who is a natural person, in each case of this clause (i), whose annual base compensation is more than Seventy-Five Thousand Dollars ($75,000), (ii) collective bargaining agreement; (iii) contract relating to the engagement services of any Leased Worker; (iv) contract with any staffing companies, temporary employment agencies or professional employer organizations; or (v) change of control, severance, retention, or similar agreements or arrangements with any employee, manager, officer, or other service provider or any agreement or arrangement that provides for the acceleration of, or increase in, any payment, compensation, or benefits in connection with the consummation of the transactions contemplated hereby;

(xv) a power of attorney, except for those executed in connection with the preparation and filing of Tax returns and related filings and matters;

(xvi) an acquisition agreement, whether by merger, equity interest or asset sale or otherwise;

(xvii) a Contract for the purchase or sale of real property;

(xviii) a Contract with any Material Customer and Material Supplier;

(xix)  Contracts relating to a loan to any officer, manager, director, employee, consultant, independent contractor, or Leased Worker;

(xx) a Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xxi) an Affiliate Agreement;

(xxii) a Contract which constitutes a guaranty of any obligation of any Person (other than the Company);

(xxiii) a Contract involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(xxiv) (A) a Contract relating to the settlement of any pending or threatened Action or (B) Contract entered into in the past four (4) years relating to the cancellation, compromise, waiver or release of any material right or claim; or

(xxv) any IP Agreements.

(b) Except as set forth in Section 3.10(b)(i) of the Seller Disclosure Schedule, each Material Contract is in full force and effect, constitutes the, legal, valid, and binding obligations of the respective parties thereto, and is enforceable against the Company and, to the Knowledge of the Seller Group, the other parties thereto, in accordance with its respective terms. Except as set forth in Section 3.10(b)(ii) of the Seller Disclosure Schedule, (i) the Company is not in breach or default in any material respect, or in receipt of any written notice of any breach or default in any material respect, of any Material Contract, (ii) there exists no breach or default, or any event or condition, including the execution and delivery of this Agreement and the Ancillary Agreements, or the consummation of any transaction contemplated hereby or thereby, which upon the giving of notice or the passage of time, or both, would give rise to a claim of a default or breach by the Company, (iii) the Company and, to the Knowledge of the Seller Group, each counterparty have performed all obligations under each Material Contract required to be performed and, to the Knowledge of the Seller Group, no facts exist which would render such performance unlikely, and (iv) to the Knowledge of the Seller Group, no other party to any Material Contract is in breach in any material respect of such Material Contract. There is no pending or, to the Knowledge of the Seller Group, threatened bankruptcy, insolvency or similar proceedings with respect to any party to such Material Contracts. Neither the Seller nor any member of the Seller Group is participating in any discussions or negotiations regarding modification of or amendment to any Material Contract or entry in any new Contract which, if entered into as of the date hereof, would be a Material Contract.

3.11 Title to Assets. Except as set forth on Section 3.11 of the Seller Disclosure Schedule, the Company has good, valid and marketable title to, or a valid and enforceable leasehold interest in, the Leased Real Properties and all of its personal property and assets (including all fixtures, leasehold improvements, equipment, office, operating and other supplies and furniture) that are used in the conduct of its business, free and clear of all Encumbrances (other than Permitted Encumbrances). The material personal properties of the Company (i) are in good operating condition, a state of good maintenance and repair (and in the case of buildings and structures are structurally sound), ordinary wear and tear excepted, (ii) are usable in the regular and ordinary course of business and (iii) are in material conformance with all applicable Laws, ordinances, codes, rules and regulations applicable thereto.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Registered Intellectual Property and material unregistered Owned Intellectual Property (including Trademarks and Owned Software).

(b) All of the Owned Intellectual Property is subsisting, valid and enforceable, and no such Owned Intellectual Property has been adjudged invalid or unenforceable in whole or part by a court of competent jurisdiction. The Company is the sole and exclusive owner of the entire right, title and interest in and to its applicable Owned Intellectual Property, free from any Encumbrances (other than Permitted Encumbrances and non-exclusive licenses granted by the Company in the ordinary course of business to the Company’s customers in the form provided by the Company to the Buyer). All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals, and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is threatened, pending or reasonably foreseeable, except in the case of patents expiring at the end of their statutory terms, and not as a result of any act or omission by the Company (including failure by the Company to pay any required maintenance fees). The Company owns all right, title and interest in, or has a valid and enforceable written license or other right to use its applicable Company Intellectual Property.

(c) All Owned Software (i) conforms in all material respects with all specifications, representations, warranties, undertakings and any other descriptions established by the Company or conveyed thereby to the Company’s customers or other transferees, (ii) is operative for its intended purpose, free of any material defects or deficiencies, and does not contain any Malware; and (iii) has been maintained by the Company on its own behalf or on behalf of its customers and other transferees in accordance with its contractual obligations to customers. No funding, facilities or resources of any Government Entity or university have been used in connection with the conception or reduction to practice of any Owned Intellectual Property.

(d) No current or former founder, employee (including officers and directors), consultant or independent contractor of the Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company has received and maintained from all Persons (including, all current and former founders, employees, consultants and independent contractors who have developed any Intellectual Property for the Company or have had access to any Company Intellectual Property) valid and enforceable written and fully executed agreements under which each such Person is obligated to maintain the confidentiality of such Intellectual Property and valid and enforceable written agreements under which each such Person assigns and has assigned to the Company ownership of all such Intellectual Property, or has assigned any rights as a matter of law, and the Company has delivered a true, correct and complete copy of each such agreement, or provided the form agreement confirming any deviations, to the Buyer. To the Knowledge of the Seller Group, no Person is in violation of any such agreement.

(e) The Company, the Owned Intellectual Property and the current and former products, services and conduct of the businesses of the Company, including the manufacture, importation, use, offer for sale, sale, licensing, distribution or other commercial exploitation thereof has not infringed (whether direct or otherwise), misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate the Intellectual Property, privacy or publicity rights or any other rights of any other Person. To the Knowledge of the Seller Group, the Owned Intellectual Property is not being infringed upon, misappropriated or otherwise violated by any other Person and there has been no such case of such infringement (whether direct or otherwise), misappropriation or other violation at any time. Neither the Seller nor the Company has asserted or brought any action alleging the infringement, misappropriation or violation of any Owned Intellectual Property against any third parties at any time.

(f) There is no Action pending, threatened in writing, or, to the Knowledge of the Seller Group, threatened orally, by any Person against the Seller Group, the Company, or any of their respective Affiliates, concerning the ownership, use, validity, registrability, registration, patentability, enforceability, infringement (whether direct or otherwise), misappropriation or other violation or use of any Company Intellectual Property, and no such claims have been asserted or threatened in writing against the Company at any time. No claim or demand has been made against, and no notice has been given to, the Company by any Person that (i) challenges the validity, enforceability, use or ownership of any such Intellectual Property, (ii) alleges any infringement (whether direct or otherwise), misappropriation or other violation by the Company or its customers of any Intellectual Property, privacy or publicity right of any Person, (iii) alleges that any Intellectual Property is being licensed or sublicensed or used in conflict with the terms of any other Contract, or (iv) alleges that the Company or its customers are infringing or require a license to any of such Person’s Intellectual Property.

(g) The Company has taken commercially reasonable measures to protect, maintain and preserve: (i) the operation and security of the Company IT Assets owned by the Company and (ii) the confidentiality of all Trade Secrets, know-how and any other confidential information of the Company and any confidential information owned by any Person to whom the Company has a confidentiality obligation, including by requiring execution of confidentiality agreements by Persons who receive access to any Trade Secrets, know-how, or any other material confidential information of the Company and such confidential information of any other Person. The Company IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the current and anticipated future needs of the Company’s business. The Company has disaster recovery, data back-up and security plans, procedures and facilities, and has taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the Company IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malware. The Company has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to its respective Company IT Assets. The Company IT Assets owned by the Company have not suffered material failure.

(h) The Company is in possession of all materials relating to the Software used in its businesses, including installation and user documentation, engineering specifications, flow charts and know-how, reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Software as used in, or currently under development for, the businesses of the Company.

(i) No Publicly Available Software (in whole or in part) has been incorporated in, linked to, distributed with or otherwise used in connection with any Owned Software or any product or service of the Company in any manner that may (i) require, or condition, the use, distribution or licensing of any such Owned Software or other Owned Intellectual Property or other product or service on the disclosure, licensing or distribution of any source code for any portion of such Owned Software, Owned Intellectual Property, or other product or service; or (ii) otherwise impose any limitation, restriction, requirement or condition on the right or ability of the Company to use, distribute, enforce or license any such Owned Intellectual Property in any manner.

(j) With respect to the Company, no Person possesses a copy, in any form (print, electronic, or otherwise), of any source code or any portion thereof for any Owned Software, and all such source code is in the sole possession of the Company and has been maintained strictly confidential. The Company does not have an obligation to afford any Person access to any such source code or any portion thereof. The Owned Software and other Owned Intellectual Property is not subject to any source code escrow or other agreement providing for the disclosure or release of any source code or any portion thereof or Trade Secrets owned by upon the occurrence of specific events or the existence of specific conditions.

(k) The execution, delivery and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby will not result in or give rise to any right of termination or other right to impair or limit, or otherwise result in a breach of, or loss or impairment of the Company’s right to own, use or retain a license to any Company Intellectual Property. Immediately subsequent to the Closing, the Company will own or be able to use its Company Intellectual Property on the same terms and conditions to those under which the Company owned or used such Intellectual Property immediately prior to the Closing without the payment of any additional fees.

3.13 Legal Proceedings.

(a) Except as set forth in Section 3.13(a) of the Seller Disclosure Schedule, there is no (i) Action pending, or, to the Knowledge of the Seller Group, threatened, against or involving the Company, its business, properties, or assets, whether at law or in equity, before or by any Government Entity or (ii) Order to which the Company or any of its businesses, properties, or assets is subject or (iii) unsatisfied judgment, penalty or award against or involving the Company or any of its businesses, properties, or assets. To the Knowledge of the Seller Group, no event has occurred, or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any Action or Order. The Seller Group has provided a true, correct and complete copy of all material documents and correspondence relating to such matters referred to in this Section 3.13(a).

(b) The Company has never received any written notice of any matter, or, to the Knowledge of the Seller Group, threatened matter against any director, officer, manager, employee, agent, representative, consultant, independent contractor or Leased Worker of the Company in connection with which any such Person has or may reasonably be expected to have any right to be indemnified by the Company.

(c) Section 3.13(c) of the Seller Disclosure Schedule lists each Action that (i) resulted in any criminal sanctions or (ii) resulted in payments in excess of Twenty-Five Thousand Dollars ($25,000) by or against the Company or any of its respective directors, officers, managers, employees, agents, representatives, consultants, independent contractors or Leased Workers (whether as a result of a judgment, civil fine, settlement or otherwise).

3.14 Real Property.

(a) The Company has never owned, nor owns or has any obligation to purchase, any real property.

(b) The Leased Real Properties identified in Section 3.14(b) of the Seller Disclosure Schedule are the only real properties in which the Company has a leasehold interest pursuant to a Lease. Section 3.14(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of the Leased Real Properties together with a list of the Leases pursuant to which the Leased Real Property is demised to the Company, including all amendments, supplements, extensions and other modifications thereto. The Seller Group has provided a true, correct and complete copy of each Lease, together with all amendments, supplements, extensions and other modifications thereto, to the Buyer.

(c) Except as set forth in Section 3.14(c) of the Seller Disclosure Schedule, with respect to the Leased Real Properties:

(i) the Company has a valid, binding, enforceable and subsisting leasehold estate in each of its Leased Real Properties, free and clear of all Encumbrances (except Permitted Encumbrances);

(ii) in the past twelve (12) months, the possession and quiet enjoyment of the Leased Real Properties has not been disturbed;

(iii) there are no disputes with respect to any Leased Real Property;

(iv) all rents, deposits and additional rents due pursuant to the Leases have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such lease that has not been redeposited in full;

(v) there is no condemnation proceeding or eminent domain proceeding of any kind pending or threatened against any of the Leased Real Properties;

(vi) the Company has obtained all material licenses and Permits that are required to be obtained to permit the current use and occupancy by the Company of the premises subject to any Lease;

(vii) there are no subleases, sublicenses or other occupancy agreements, written or oral, to which the Company is a party, granting to any other party the right of use or occupancy of any portion of any Leased Real Property;

(viii) other than the Company or its lessees disclosed pursuant to Section 3.4, no party is in possession of any portion of the Leased Real Properties;

(ix) the Company has not caused any work to be performed on or about the Leased Real Properties within the one hundred twenty (120)-day period prior to the date hereof that would legally entitle any Person to file or record any mechanic’s or materialmen’s lien which claim remains unpaid;

(x) the improvements on the Leased Real Properties are, to the Knowledge of the Seller Group, in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used; and

(xi) the Company has not received any written notice of a material violation of any Law, or of any covenant, condition, easement or restriction affecting any Leased Real Property or relating to its use or occupancy.

3.15 Insurance.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list of each insurance policy maintained by the Company.

(b) The Company maintains insurance with reputable insurers for the business against all risks normally insured against, and in amount normally carried, by Persons of similar size engaged in similar lines of business.

(c) Each insurance policy identified on Section 3.15(a) of the Seller Disclosure Schedule is (i) in full force and effect, legal, valid and binding, and (ii) to the Knowledge of the Seller Group, enforceable in accordance with its terms except as enforcement may be limited by the Bankruptcy and Insolvency Exceptions.

(d) Section 3.15(a) of the Seller Disclosure Schedule also sets forth all relevant information as to the nature and approximate amount of all claims for insured losses sustained by the Company. No policy limits for any insurance policies in effect at any time has been reached or exceeded by the Company. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. To the Knowledge of the Seller Group, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. No notice of cancellation or termination has been received by the Company with respect to any such policy. There are no historical gaps in coverage, no coverage limits of any insurance policy have been exhausted, no policies existing as of the date hereof will expire prior to the Closing (or if such policies are canceled or lapse prior to Closing, renewals or replacements thereof will be entered into in the ordinary course of business), and no further premiums or payments will be due by the Company after the Closing with respect to periods prior to the Closing.

(e) This Section 3.15 shall not apply to insurance with respect to any Employee Benefit Plan.

3.16 Permits. Section 3.16 of the Seller Disclosure Schedule contains a true, correct and complete list of all Permits under which the Company is operating or by which any of them or any of their respective assets or properties is bound, and the Company has furnished to the Buyer true, correct and complete copies thereof. The Company has all Permits necessary for its operations and the conduct of its business as currently conducted. The Permits are valid and in full force and effect. The Company is not or has not been in violation of any Permit and there is no Action pending or, to the Knowledge of the Seller Group, threatened to revoke or limit any Permit. To the Knowledge of the Seller Group, the Company has taken all necessary action to maintain each material Permit, including, without limitation, timely filing renewal applications. None of the Permits required to be set forth in Section 3.16 of the Seller Disclosure Schedule have been adversely affected as a result of the F-Reorganization or the transactions contemplated by this Agreement or any Ancillary Agreement. No loss or expiration of any such Permit is pending or, to the Knowledge of the Seller Group, threatened.

3.17 Compliance with Law. Except as set forth on Section 3.17 of the Seller Disclosure Schedule, without limiting the scope of any other representation in this Agreement, the Company is, and at all times has been, in compliance in all material respects with Laws and Orders applicable to it, its business, properties, or assets. The Company has not received any written, or to the Knowledge of the Seller Group oral, notice from a Government Entity of any actual, alleged, or potential violation of, or failure to comply with, any Law or Order to which it, its business, properties, or assets is subject. The Company (i) has not been charged with or, to the Knowledge of the Seller Group, under investigation with respect to any actual or alleged violation of any applicable Law, and (ii) has not been a party to or bound by any Order.

3.18 Employee Benefits.

(a) Section 3.18(a) of the Seller Disclosure Schedule contains a complete and correct list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Seller Group has provided or made available to Buyer true, correct and complete copies, to the extent applicable, of the following: (i) the current plan and trust documents and funding documents, including all amendments, modifications, or supplements to such documents (or in the case of an unwritten Employee Benefit Plan, a written description of the material terms thereof); (ii) the most recent summary plan description and all summaries of material modification thereto; (iii) the most recently filed Form 5500 annual report (and schedules thereto) and compliance testing results; (iv) the most recent financial statements and actuarial reports (audited and/or unaudited) and the annual reports filed with any applicable regulatory authority with respect to each Employee Benefit Plan during the current year and each of the three preceding years; and (v) the most recent IRS determination or opinion letter, if the Company actually received such determination or opinion letter. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is entitled to rely on an opinion letter or advisory letter, from the IRS. No Employee Benefit Plan is under audit or, to the Knowledge of the Seller Group, under investigation, by the IRS, the Department of Labor or any other Government Entity.

(b) With respect to each Employee Benefit Plan, all contributions, premiums and other payments required to be made by the Company by Law or by the terms of such Employee Benefit Plan with respect to any period ending before or on the Closing Date have been made to any funds or trusts established thereunder or in connection therewith, or reserves adequate for such contributions or other payments have been or will be taken. No Employee Benefit Plan providing medical, dental, vision, disability or life insurance benefits is a self-funded or self-insured arrangement (other than flexible spending accounts and health reimbursement arrangements).

(c) Each Employee Benefit Plan has been established, operated, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with the applicable provisions of ERISA (as amended through the date of this Agreement), the Code and all other Laws applicable to such Employee Benefit Plan. The Company performed all of its material obligations under its Employee Benefit Plans that were required to be performed prior to the date of this Agreement. Other than routine claims for benefits, there are no Actions pending or, to the Knowledge of the Seller Group, threatened, against the Employee Benefit Plans or their assets, or against the Company arising out of the Employee Benefit Plans.

(d) Neither the Seller, any member of the Seller Group, or ERISA Affiliate has, within the past six (6) years, maintained, sponsored or contributed to, currently maintains, sponsors or contributes to, or had an obligation to maintain or contribute related to a plan that is (i) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) subject to Sections 412 or 4971 of the Code, Section 302 of ERISA or Title IV of ERISA, or (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Benefit Plan (x) within the last three years or (y) for which any liability remains unsatisfied.

(e) All Employee Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) have been operated in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable. Except for the continuation coverage requirements of Section 4980B of the Code, the corresponding provisions of ERISA (and similar provisions of state Law) or for coverage through the last day of the month in which termination of employment occurs (to the extent required by the terms of the Employee Benefit Plan), neither the Company nor its ERISA Affiliates have any Liability for medical, prescription drug, dental, vision or life insurance benefits to employees following retirement or other termination of employment under its respective Employee Benefit Plans that are group health or welfare plans.

(f) Each Employee Benefit Plan permits the Company to amend or terminate the Employee Benefit Plan at any time and without any Liability to the Company, or permits the Company to terminate its participation in such Employee Benefit Plan at any time and without any Liability to the Company, except for claims incurred prior to such amendment or termination, as may be required under applicable Laws, vested benefits which cannot be modified, and for administrative expenses associated with such termination or amendment.

(g) Except as set forth in Section 3.18(g) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, whether alone or together with any other event, will not in any material respect (i) result in any payment becoming due to any current or former employee, officer, director or consultant of the Company, (ii) increase, trigger or accelerate the payment or vesting of the amount of compensation, severance or benefits due to any employee of the Company, (iii) limit the ability of the Company to terminate or amend any of the Employee Benefit Plans, or (iv) result in any breach or violation of, or a default under, any of the Employee Benefit Plans. No amount paid or payable in connection with the transaction contemplated by this Agreement will, either alone or in combination with another payment, constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code (determined without regarding to the exceptions provided for in Section 280G(b)(5) of the Code). The Company is not a party to any plan, program, agreement or arrangement that provides for a gross-up or reimbursement of Taxes imposed under Section 4999 or Section 409A of the Code to any employee, director, officer, consultant, independent contractor or other service provider of the Company.

(h) Each Employee Benefit Plan that is subject to Section 409A of the Code is in material compliance with the currently applicable requirements of Code Section 409A and the regulations, rulings, and notices promulgated thereunder. The Seller has not agreed to reimburse any employees for any material Taxes imposed on any employees under Section 409A of the Code. No Employee Benefit Plan has resulted in any participant incurring income acceleration or penalties under Section 409A of the Code.

(i) No Employee Benefit Plan is subject to jurisdiction outside of the United States.

3.19 Environmental Matters. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, the Company is in, and has been, in compliance in all material respects with all Environmental Laws. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, to Knowledge of the Seller Group, there has been no disposal or Release of Hazardous Substances on the Leased Real Property or from an property to which Hazardous Substances generated by the Company have been transported. The Company has not been subject to or threatened with any action, demand, request for information, citation, summons, penalty or settlement with respect to any Environmental Law or has received written notice of any unsatisfied liability under any Environmental Law. The Company has not received notice of any Liabilities of any kind whatsoever arising in connection with or in any way relating to the Leased Real Property or the businesses of the Company, arising under or relating to any Environmental Law or Hazardous Substances, including without limitation any requirement to perform or fund any investigatory, remedial or corrective obligations, and there are no facts, events, conditions, situations or set of circumstances, including notice of actual or threatened Liability under CERCLA or any similar Law from any Government Entity or Person, that would reasonably be expected to result in or be the basis for any such Liability. The Company has not entered into any agreement that may require the Company to guarantee, reimburse, pledge, defend, hold harmless or indemnify any Liabilities of any other Person arising under Environmental Laws or assumed any responsibility for, either directly or indirectly, the remediation of any condition arising from or relating to the release or threatened release of Hazardous Substances. The Company has provided copies of all environmental reports, audits, assessments, sampling data, and correspondence with a Government Entity in the Company’s possession related to (i) the environmental condition of the Leased Real Property, (ii) the Company’s compliance with any Environmental Law to the Buyer, or (iii) any liability or potential liability under any Environmental Law.

3.20 Transactions with Related Parties and Affiliates.

(a) Except as set forth in Section 3.20(a) of the Seller Disclosure Schedule, no Related Party (i) owns or, has owned, directly or indirectly, whether on an individual, joint or other basis, any interest in (A) any material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Company’s business, (B) any Person that has had business dealings or a financial interest in any transaction with the Company, or (C) any Person that is a supplier, customer or competitor of the Company except for securities having no more than one percent (1%) of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) is a party to any Contract with the Company, (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company, or (iv) has engaged in any transaction with the Company in the twelve (12) months preceding the date of this Agreement (other than, in the case of clauses: (ii) and (iv), (1) an Employee Benefit Plan, (2) employment agreements, offer letters and restrictive covenant agreements with employees in the ordinary course of the Company’s standard forms and (3) transactions with employees, officers and directors involving employment, the performance of services, compensation and employee benefits in the ordinary course).

(b) Except as set forth in Section 3.20(b)(i) of the Seller Disclosure Schedule, no employee or current Equity Interest holder of the Company is (i) a party to any transaction or Contract with the Company, other than (1) an Employee Benefit Plan, (2) employment agreements, offer letters and restrictive covenant agreements with employees in the ordinary course on the Company’s standard forms and (3) transactions with employees involving employment, the performance of services, compensation and employee benefits in the ordinary course or (ii) the direct or indirect owner of an interest in any Person that is a present competitor, supplier or customer of the Company (other than non-affiliated holdings in publicly held companies). Except as set forth in Section 3.20(b)(ii) of the Seller Disclosure Schedule, the Company is not a guarantor or otherwise directly or indirectly liable for any actual or potential Liability of any Related Party.

(c) Section 3.20(c) of the Seller Disclosure Schedule contains a true, correct and complete list of all Affiliate Agreements.

(d) Except as set forth in Section 3.20(d) of the Seller Disclosure Schedule, no Related Party has made any personal guaranty related to the Company.

3.21 Accounts Payable; Accounts Receivable.

(a) The Seller Group has made available to the Buyer a schedule of the accounts payable related to the businesses of the Company as of five (5) days prior to the date hereof (the “Payables”) showing the amount of each Payable due thereunder, which schedule is true, correct and complete as of that date. The Payables arose from bona fide transactions in the ordinary course of business and are not more than thirty (30) days past due.

(b) The Seller Group has delivered to the Buyer a schedule of the accounts receivable related to the businesses of the Company as of five (5) days prior to the date hereof (the “Receivables”) showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is true, correct and complete as of that date. Except as set forth in Section 3.21(b) of the Seller Disclosure Schedule, to the Knowledge of the Seller Group, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables has been made subject to an assignment for the benefit of creditors. Except as set forth in Section 3.21(b) of Seller Disclosure Schedule, all Receivables that are reflected on the Financial Statements (net of any reserves shown thereon) (i) are valid, existing and arose from bona fide transactions in the ordinary course of business and (ii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other Encumbrances. Except as set forth in Section 3.21(b) of the Seller Disclosure Schedule, there are no disputes regarding the collectability of any such Receivables and such Receivables are adequately reserved for cancellations and bad debt.

3.22 Employees.

(a) Section 3.22(a)(i) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company as of five (5) days prior to the date hereof and, for each such employee, the employing entity, the office or other work location, annual base salary (or wage rate) or guaranteed salary, employment status (e.g., active or inactive), date of hire, and status as exempt or non-exempt under the Fair Labor Standards Act and any applicable similar Laws, which list is true, correct and complete as of that date. Except as indicated on Section 3.22(a)(ii) of the Seller Disclosure Schedule, the employment of all employees is “at will” and may be terminated by the employing entity at any time, for any reason or no reason, in accordance with applicable Laws. All employees of the Company are, and have been, properly classified under the Fair Labor Standards Act and similar state and local Law.

(b) Section 3.22(b)(i) of the Seller Disclosure Schedule lists all employees, consultants and independent contractors of the Company covered by any written non-competition, non-solicitation or non-disparagement agreement with the Company, and the Seller has provided or made available to the Buyer current and complete copies of each such agreement, as well as copies of any confidentiality or other agreement covering proprietary information. To the Knowledge of the Seller Group, except as section for in Section 3.22(b)(i) of the Seller Disclosure Schedule, no such employee, consultant or independent contractor or any Leased Worker is (a) party to or bound by any non-competition, non-solicitation, confidentiality, non-disclosure, no-hire, or similar agreement that would reasonably be expected to restrict such person in the performance of his or her duties for the Company or the ability of the Company to conduct its business; or (b) in breach of any non-competition agreement as a result of providing services to the Company.

(c) Section 3.22(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all consultants and independent contractors who provide, have provided or are under contract to provide services to the Company during any period in calendar years 2025 and 2024 and sets forth for each such consultant and independent contractor the fee schedule and the total amount of all fees paid or accrued for such services provided during calendar years 2025 and 2024 and summarizes the services were or are being provided. All consultants and independent contractors utilized by the Company are properly characterized as, and for the past four (4) years have been properly characterized as, independent contractors. Other than the payment of fees for services, the Company does not have any liability with respect to any Leased Workers.

(d) (i) The Company is and has been for the past four (4) years in compliance with Laws relating to the employment of labor, including provisions thereof relating to labor, employment, employment practices, terms and conditions of employment, wages, hours, equal employment opportunity, pay equity, nondiscrimination, harassment, retaliation, immigration, benefits, collective bargaining, labor relations, safety and health, workers’ compensation, affirmative action, meal and rest periods, Leased Workers, independent contractors, plant closings and mass layoffs, protection of employee data and personal information and the withholding and payment of social security and other payroll Taxes; (ii) the Company has not experienced any strike, picketing, lockout, work stoppage, work slowdown, unfair labor practice or complaint, arbitration, material grievance or other labor dispute, and no such action is pending or, to the Knowledge of the Seller Group, threatened in writing; (iii) there are no workers’ compensation claims pending against the Company not expected to be covered by the Company’s workers’ compensation insurance plan; (iv) to the Knowledge of the Seller Group, all employees of the Company are legally authorized to work in the United States; (v) the Company is not a party to or bound by any collective bargaining agreement and none of the Company’s employees, or, to the Knowledge of the Seller Group, any groups of the Company’s consultants, independent contractors or Leased Workers, are represented by any labor organization; (vi) to the Knowledge of the Seller Group there have been no organizing activities by any labor organizations at the facilities of the Company or concerning or involving the employees, consultants, independent contractors or Leased Workers of the Company; (vii) no representation Action or demand for recognition or bargaining by any labor organization has been made, filed, commenced or, to the Knowledge of the Seller Group, threatened in writing, concerning or involving the Company or any of its employees, consultants, independent contractors or Leased Workers, and no labor organization has been certified as the bargaining representative for any of the Company’s employees, consultants, independent contractors or Leased Workers; (viii) the Company is not a government contractor or subcontractor on Contracts with any Government Entity obligated to have an affirmative action plan; and (ix) in the past four (4) years no current or former employee has made any sexual harassment claim against an officer or managerial employee concerning or relating to the person’s employment with the Company.

(e) The Company has paid in full to (i) all applicable employees and former employees any wages, salaries, commissions, bonuses, benefits, compensation, overtime, cash-outs of accrued and unused vacation, paid time-off or other leave and severance and any other amounts that are due and payable prior to the Closing Date, and (ii) all independent contractors, consultants and Leased Workers, all fees for services due and payable prior to the Closing Date.

(f) In the past three (3) years, the Company has not taken any action that would reasonably be expected to constitute a “plant closing” or “mass layoff” within the meaning of the Worker Adjustment Retraining and Notification Act of 1988 or any applicable similar state or local Law or otherwise triggered any notice requirement or Liability under any applicable group termination Law.

(g) No employee of the Company is located outside of the United States.

3.23 Material Customers.

(a) Section 3.23(a) of the Seller Disclosure Schedule sets forth the top ten (10) customers of the Company (the “Material Customers”) based on consolidated gross revenue per customer for the twelve (12) months ended December 31, 2024. Since January 1, 2025, the Company, has not received any written or to the Knowledge of the Seller Group oral notice from any Material Customer to the effect that such Material Customer (i) has stopped, or will stop, use of the products, goods or services of the Company, (ii) have materially decreased, or will materially decrease, use of the products, goods or services of the Company, or (iii) has sought, or is seeking, to materially change the terms (whether related to payment, timing of payment, price or otherwise) with respect to purchasing materials, products or services of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of the Seller Group, no Material Customer has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. No Material Customer has any right to any credit or refund for products or goods sold or services rendered or to be rendered by the Company other than pursuant to the Company’s normal course credit or refund policies.

(b) Except as set forth on Section 3.23(b) of the Seller Disclosure Schedule, no Material Customer has indicated in writing or, to the Knowledge of the Seller Group, otherwise provided notice to the effect that, and the Seller Group has no Knowledge that, any such Material Customer intends to cease being a customer of the Company or intends to decrease the rate of, or change the terms with respect to, buying products and services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.24 Material Suppliers.

(a) Section 3.24(a) of the Seller Disclosure Schedule sets forth the top ten (10) suppliers of the Company (the “Material Suppliers”) based on consolidated gross revenue based on premiums written and commissions owed for the twelve (12) months ended December 31, 2024. Since January 1, 2025, no member of the Seller Group has received any written or to the Knowledge of the Seller Group oral notice from any Material Supplier to the effect that such Material Supplier (i) has stopped, or will stop, use of the products, goods or services of the Company, (ii) has materially decreased, or will materially decrease, use of the products, goods or services of the Company, or (iii) has sought, or is seeking, to materially change the terms (whether related to payment, timing of payment, price or otherwise) with respect to purchasing materials, products or services of the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). To the Knowledge of the Seller Group, no Material Supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. No Material Supplier has any right to any credit or refund for products or goods sold or services rendered or to be rendered by the Company other than pursuant to the Company’s normal course credit or refund policies.

(b) Except as set forth on Section 3.24(b) of the Seller Disclosure Schedule, no Material Supplier has indicated in writing or, to the Knowledge of the Seller Group, otherwise provided notice to the effect that, and the Seller Group has no Knowledge that, any such Material Supplier intends to cease doing business with the Company or intends to decrease the rate of, or change the terms with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.25 Data Privacy.

(a) The Company is, and has been, in compliance in all material respects with all applicable Privacy and Security Requirements. The Company has not experienced any Security Breaches, and the Company is not aware of any notices or complaints from any Person regarding a Security Breach. The Company has not received any notices or complaints from any Person (including any Government Entity) regarding the Processing of Protected Data or compliance with applicable Privacy and Security Requirements. The Company maintains systems and procedures to receive and effectively respond to complaints and, to the extent required by applicable Law, individual rights requests in connection with the Company’s Processing of Personal Information, and, to the extent required by applicable Law, the Company has complied with all such individual rights requests. The Company does not engage in the sale, as defined by applicable Law, of Personal Information.

(b) The Company has valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Company has implemented reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

3.26 Books and Records.

(a) The books and records of the Company are true, correct and complete in all material respects and have been maintained in accordance with sound business practices. All such books and records have been made available to the Buyer.

(b) Neither the Company nor any officer, manager or director of the Company, or anyone acting on behalf of the Company, has made or received any material payments not correctly categorized and fully disclosed in the Company’s books and records.

3.27 COVID-19 and COVID-19 Measures.

(a) Section 3.27(a) of the Seller Disclosure Schedule sets forth a true, correct, and complete list of each loan, exclusion, forgiveness or other item to which the Company has applied to or received pursuant to any COVID-19 Measures or CARES Act and COVID Relief Programs, including, but not limited to, any “Paycheck Protection Program” loan, “Economic Stabilization Fund” loan or other SBA loans (each, a “PPP Loan” and collectively, the “PPP Loans”), and except as set forth on Section 3.27(a) of the Seller Disclosure Schedule, each member of the Seller Group have not received any Indebtedness or grant under the CARES Act and COVID Relief Programs. (A) Each member of the Seller Group has complied in all material respects with the CARES Act and COVID Relief Programs and any documentation related thereto, (B) all applications and certifications made by each member of the Seller Group pursuant to the CARES Act and COVID Relief Programs are true, correct and complete, and (C) each member of the Seller Group have provided true, correct and complete copies of all documentation related to the eligibility of the Seller Group for relief pursuant to the CARES Act and COVID Relief Programs.

(b) The PPP Loans have been forgiven.

(c) The forgiveness application submitted by the Seller Group, and all representations and certifications made by each member of the Seller Group to lenders or any Government Entity in connection with the PPP Loan were true, correct and complete in all respects when made and did not contain any inaccuracies or omissions. Each member of the Seller Group complied with all applicable Laws and were permitted by applicable Law to apply for, receive, and use of the proceeds of the PPP Loan.

3.28 No Brokers or Finders. Except as set forth in Section 3.28 of the Seller Disclosure Schedule, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Company who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.29 No Other Representations and Warranties. Except for the representations and warranties set forth in Article 3 or Article 4 (in each case, as qualified by the Seller Disclosure Schedules), none of the Company, any member of the Seller Group or any other Person: (a) makes any representation or warranty, express or implied, including as to condition, merchantability, suitability, or fitness for a particular purpose of any of the assets of the Company or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business of the Company (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts, or other forward-looking financial information concerning the future revenue, income, profit, or other financial results of the Company). Any and all statements or information communicated by the Company, any member of the Seller Group or any other Person outside of this Agreement, including by way of the documents provided in response to the Buyer’s due diligence requests and any management presentations provided, whether verbally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement will survive the execution and delivery of this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER GROUP

As a material inducement to the Buyer, each of the Seller and the Seller Owner, with respect to itself, himself or herself and not any other Person, represents and warrants as follows:

4.1 Organization. The Seller is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

4.2 Title.

(a) The Seller is the lawful owner of record, and beneficially owns all of the issued and outstanding Equity Interests of the Company, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities Laws). The outstanding Equity Interests of the Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no other Equity Interests of the Company authorized, issued or outstanding. Except for this Agreement, there are no outstanding Contracts or understandings between any member of the Seller Group and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on, any of the Acquired Interests.

(b) At the Closing, after giving effect to the acquisition of the Acquired Interests by the Buyer pursuant to the terms hereof, the Buyer will be the lawful record and beneficial owners of all of the issued and outstanding Equity Interests of the Company, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable federal and state securities Laws).

4.3 Authorization; Enforceability.

(a) Each member of the Seller Group has all requisite power, authority and capacity, as applicable, to execute this Agreement and each Ancillary Agreement to which such member of the Seller Group is a party. The execution, delivery and performance by each member of the Seller Group of this Agreement and the Ancillary Agreements to which such member of the Seller Group is a party and the consummation of the transactions contemplated hereby and thereby has been duly and validly authorized by all necessary action on the part of such member of the Seller Group.

(b) This Agreement and the Ancillary Agreements have been duly executed and delivered by each member of the Seller Group and constitute the valid and binding agreements of such member of the Seller Group, enforceable against such member of the Seller Group in accordance with their respective terms, except as enforcement may be limited by the Bankruptcy and Insolvency Exceptions.

4.4 No Conflicts. The execution, delivery and performance of the documents associated with the F-Reorganization , this Agreement, and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby did not, and will not (with or without notice, lapse of time, or both) (i) violate or conflict with the Organizational Documents of the Company, (ii) violate or conflict with, constitute a breach, default or loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to revoke, withdraw, suspend, terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to any material Contract to which the Seller is a party, (iii) violate any Law, Order, or Permit of any Government Entity applicable to the Seller or its businesses, or (iv) result in the creation or the imposition of any Encumbrance (other than Permitted Encumbrances) upon all or any portion of the assets of the Seller.

4.5 Disclaimer. Except for the specific representations and warranties expressly made by Buyer in Article 5, each member of the Seller Group acknowledges and agrees that (a) the Buyer has not made any representation or warranty, express or implied, at Law or in equity, in respect of the Buyer or each of its assets, liabilities, operations, prospects or conditions (financial or otherwise) or any other matter, including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the businesses of the Buyer, or the effectiveness or the success of any operations, and (b) no representative of the Buyer has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. Each member of the Seller Group is engaging in the transactions contemplated hereby subject only to the specific representations and warranties contained in Article 5, and acknowledges that such member of the Seller Group disclaims any representation or warranty made by any Person beyond those specifically set forth in Article 5. Notwithstanding anything to the contrary set forth in this Section 4.5, in respect of any claim for Fraud, each member of the Seller Group shall have all remedies available under this Agreement or otherwise without giving effect to anything in this Section 4.5.

4.6 No Brokers or Finders. Except as set forth in Section 3.28 of the Seller Disclosure Schedule, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any member of the Seller Group who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.7 Legal Proceedings. There is no (a) Action pending, or, to the Knowledge of the Seller Group, threatened, against or involving any member of the Seller Group or any of its properties or assets, whether at law or in equity, before or by any Government Entity or (b) (i) Order to which any member of the Seller Group or any of its businesses, properties or assets is subject or (ii) unsatisfied judgment, penalty or award against or involving any member of the Seller Group or any of its properties or assets that, in each case, would reasonably be expected to prevent, delay, make illegal or otherwise interfere with or adversely affect the transactions contemplated hereby. To the Knowledge of the Seller Group, no event has occurred, or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Action or Order.

4.8 Investment Representations.

(a) The Seller Group acknowledges that the information provided by the Seller and the Seller Owners in the representation and warranties contained herein and in the Accredited Investor Questionnaire will be relied upon by the Buyer in concluding that the Buyer Interests to be issued have been issued pursuant to Section 4(a)(2) of the Securities Act or another exemption from the registration requirements of the Securities Act.

(b) The Buyer Interests to be received by the Seller pursuant to this Agreement will be acquired by the Seller for its own account and not with a view to, or for sale in connection with, any distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities Laws.

(c) The Seller’s financial situation is such that the Seller can afford to bear the economic risk of its investment in the Buyer for an indefinite period of time, and the Seller is capable of evaluating the merits and risks of the investment in the Buyer. Seller is able to afford a complete loss of investment.

(d) The Seller’s knowledge and experience in financial and business matters are such that such Seller is capable of evaluating the merits and risks of the investment in the Buyer.

(e) The Seller understands that the receipt of the Buyer Interests pursuant to this Agreement is a speculative investment which involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Buyer Interests and that for an indefinite period following the Closing Date there will be no public market for the Buyer Interests and that a public market may never exist therefor, and that, accordingly, it may not be possible for the Seller to sell the Buyer Interests in case of emergency or otherwise.

(f) Upon the Closing, the only asset of the Buyer will be its ownership of all of the Equity Interests of the Company and it will not acquire additional assets while the Seller Group owns any of the Buyer Interests. As a result of the Seller owning all of the Equity Interests of the Company prior to the Closing, the Seller and the Seller Owners are informed and have sufficient knowledge of the Company, and the Seller Owners or their representatives have been given the opportunity to examine all documents and to ask questions of, and to receive answers from the Seller regarding the Company prior to the Closing and from the Buyer and its representatives, relating to the Company after the Closing as applicable, concerning the terms and conditions of the direct investment in the Buyer and indirect investment in the Company and related matters and to obtain all additional information that Seller, the Seller Owners or their representatives deem necessary. Since the Buyer Interests will be exchangeable under the terms of the Company Agreement of the Buyer into shares of common stock of XTI, par value $0.001 per share, the Seller and each of the Seller Owners has reviewed and is sufficiently aware of XTI’s business affairs and financial condition to reach an informed and knowledgeable decision to receive the Buyer Interests with the exchange rights set forth in the Company Agreement of the Buyer. Each of the Seller and each of the Seller Owners acknowledges that information regarding XTI is publicly available via the Securities and Exchange Commission’s website (www.sec.gov) and has reviewed such information in connection with making its investment decision to acquire the Buyer Interests, including the right to exchange them for XTI common stock pursuant to the terms set forth in the Company Agreement of the Buyer.

(g) Each of the Seller Owners is an “accredited investor” as such term is defined in Regulation D under the Securities Act and has completed an Accredited Investor Questionnaire attached hereto as Exhibit F.

(h) The Seller understands that no federal or state agency has made any finding or determination regarding the fairness of the offering of the Buyer Interests for investment, or any recommendation or endorsement thereof.

(i) The Seller acknowledges that, subject to any applicable provisions of the Company Agreement of the Buyer, the Registration Rights Agreement, and the Lock-Up Agreement, the Buyer Interests may not be offered or sold unless subsequently registered under the Securities Act or unless an exemption from such registration is available.

(j) The Seller acknowledges that no Buyer Interests are being offered or sold to it by means of any form of general solicitation or general advertising.

(k) THE SELLER UNDERSTANDS AND ACKNOWLEDGES THAT THE BUYER INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAW, THAT THE BUYER INTERESTS ARE BEING SOLD AND DELIVERED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND THE BUYER INTERESTS (INCLUDING ANY XTI SHARES OF COMMON STOCK ISSUED UPON EXCHANGE OF ANY BUYER INTERESTS PURSUANT TO THE TERMS OF THE COMPANY AGREEMENT OF THE BUYER) MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. SELLER UNDERSTANDS THAT THE CERTIFICATES AND ANY OTHER DOCUMENTS REPRESENTING THE BUYER INTERESTS (INCLUDING ANY XTI SHARES OF COMMON STOCK ISSUED UPON EXCHANGE OF ANY BUYER INTERESTS PURSUANT TO THE TERMS OF THE COMPANY AGREEMENT OF THE BUYER) WILL INCLUDE A LEGEND SETTING FORTH THE RESTRICTIONS DESCRIBED IN THE PRECEDING SENTENCE AND OTHER RESTRICTIONS CONTAINED IN THIS AGREEMENT, IF APPLICABLE.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

As a material inducement to the Seller Group, the Buyer represents and warrants as follows:

5.1 Organization. The Buyer is duly organized, validly existing and in good standing under the Laws of Texas. The Buyer is, and at all times since its inception, has been, validly treated as a disregarded entity for U.S. federal and applicable state and local Income Tax purposes and no election has been made (or is pending) to change such treatment.

5.2 Authorization; Enforceability.

(a) The Buyer has all requisite power, authority, and capacity, as applicable, to execute this Agreement and each Ancillary Agreement to which the Buyer is a party. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer.

(b) This Agreement and the Ancillary Agreements have been duly executed and delivered by the Buyer and constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by the Bankruptcy and Insolvency Exceptions.

5.3 No Conflicts. The execution, delivery and performance of the this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby did not, and will not (with or without notice, lapse of time or both) (i) violate or conflict with the Organizational Documents of any Buyer, (ii) violate or conflict with, constitute a breach, default, or loss of any benefit under, permit the acceleration of any obligation under or create in any Person the right to revoke, withdraw, suspend, terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to any material Contract to which any Buyer is a party, or (iii) violate any Law, Order, or Permit of any Government Entity applicable to any Buyer or its businesses, except for such violations that would not materially adversely affect or delay the ability of any Buyer to consummate the transactions contemplated by this Agreement.

5.4 No Brokers or Finders. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of the Buyer who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, except for Think Equity.

5.5 Investment Intent. The Buyer is acquiring all of the Acquired Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations promulgated thereunder. The Buyer is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Acquired Interests, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquired Interests. The Buyer acknowledges that the Acquired Interests have not been registered under the Securities Act, or any state securities Laws and understands and agrees that it may not sell or dispose of any of the Acquired Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act, and any other applicable federal, state, or foreign securities Laws.

5.6 Buyer Interests. The Buyer Interests, at time of issuance, will be duly and validly authorized and, when issued to Seller in the manner contemplated by this Agreement, will be validly issued, fully paid and nonassessable, and will be free and clear of all Encumbrances, other than the Company Agreement of the Buyer, the Registration Rights Agreement, the Lock-Up Agreement, and restrictions of general applicability imposed by federal or state securities laws.

Article 6
COVENANTS

6.1 Allocation.

(a) Within thirty (30) days following the final determination of the Final Net Working Capital in accordance with Section 2.7, the allocation of the Purchase Price, assumed liabilities of the Company (for Income Tax purposes), and all other amounts required to be taken into account among the assets of the Company as of the Closing shall be prepared by the Buyer (the “Initial Allocation Schedule”) and delivered to the Seller’s Representative for review, comment and approval. The Initial Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and the Treasury Regulations and consistent with the methodologies set forth in Schedule 6.1(a).

(b) The Seller’s Representative shall notify the Buyer of any comments or disputes that the Seller’s Representative has to the Initial Allocation Schedule within thirty (30) days of receipt of the schedule. The Seller’s Representative and the Buyer shall attempt in good faith to resolve their dispute regarding the Initial Allocation Schedule. If Seller’s Representative and the Buyer are unable to resolve any dispute relating to the Initial Allocation Schedule within twenty (20) days of the Buyer’s receipt of the Seller’s Representative comments, then any dispute will be submitted for final resolution to the Independent Auditor in accordance with the procedures set forth in Section 2.7(c), mutatis mutandis. The Independent Auditor will be charged with determining whether the Initial Allocation Schedule (or the portion thereof that is in dispute) has been prepared in accordance with this Section 6.1; provided, that the Independent Auditor shall be instructed to use the methodologies set forth in Schedule 6.1(a).

(c) The purchase price allocation, as finally determined pursuant to this Section 6.1 will be the “Final Allocation Schedule.” The Buyer and the Seller Group shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with the Final Allocation Schedule, and no Party to this Agreement shall, or shall direct any other Person to, take any position inconsistent with the Final Allocation Schedule on any Tax Return or otherwise, unless required by a “determination” within the meaning of Section 1313(a) of the Code. The Buyer and the Seller’s Representative shall make appropriate adjustments to the Final Allocation Schedule to reflect changes in the Purchase Price based on the procedures of this Section 6.1.

6.2 Further Assurances; Cooperation. Each Party, upon the request from time to time of any other Party hereto after the Closing, and without further consideration, will take such action as may be reasonably necessary to consummate the transactions contemplated hereby. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to effect and consummate the transactions contemplated hereby, including but not limited to all actions reasonably required to permit a change of control under the terms of the Banesco Loan Agreement and for all obligations of each member of the Seller Group in respect thereof to be released and discharged in full.

6.3 Non-Competition; Non-Solicitation.

(a) In furtherance of the transactions contemplated hereby and to more effectively protect the value and goodwill of the businesses of the Company, each member of the Seller Group covenants and agrees that, for the Restricted Period, such member of the Seller Group will not, directly or indirectly through another Person, through or in association with any other Person (whether as an officer, director, employee, partner, consultant, holder of equity or debt, lender, or in any other manner or capacity) (in each case, except as arising under this Agreement or any Ancillary Agreement):

(i) own, acquire, manage, control any interest, financial or otherwise in, participate in, consult with, sell, provide, or in any manner engage with or represent any business within any Restricted Territory that is competitive with the products and services sold or provided by the Company as of or prior to the Closing Date (the “Competing Business”); provided, however, that no member of the Seller Group will be precluded from (A) the ownership of securities of Persons that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that will not exceed three percent (3%) of the outstanding shares of any such corporation, (B) the passive ownership of securities through a private equity, venture capital or similar fund, in each case, that engages in a Competing Business so long as such member of the Seller Group has no active participation in the business of such Competing Business; (C) serving as an officer, member or director of a non-profit organization, trade association, task force, or industry group; or (D) being employed by or otherwise providing services to a Person that has a subsidiary, division or affiliate entity or line of business (an “Operating Line”) that engages in the Competing Business, so long as such member of the Seller Group does not engage in services in support of such Operating Line or the Competing Business.

(ii) (A) call on, solicit or service, engage or contract with or take any action, in each case, which would reasonably be expected to in any way interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between the Company and any current or prospective customer, supplier, association, distributor, payor, vendor, developer, service provider, licensor or licensee, independent sales agents or other similar business relation of the Company as of the Closing Date, (B) solicit, induce, recruit or encourage any employees of or individual consultants employed or engaged by the Company as of the Closing Date to terminate their relationship with the Company, take away or hire such employees or individual consultants, or in any way interfere with the relationship between such employee or individual consultant on the one hand, any member of the Company, on the other hand, provided, general advertisements shall not constitute a violation of this Section, (C) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company prior to the Closing Date); or (D) attempt to do any of the foregoing, either for such member of the Seller Group’s own purposes or for any other third party.

(b) Each member of the Seller Group has carefully considered the nature and extent of the restrictions placed upon him, her or it by this Section 6.3, and hereby acknowledges and agrees (i) that the same are reasonable in time, scope and territory, supported by adequate consideration and necessary for the protection of the Buyer, the Company and their Affiliates, and are an essential inducement to the Buyer consummating the transactions contemplated by this Agreement and (ii) that it will not seek to challenge the validity or enforceability of the restrictions placed upon him, her or it by this Section 6.3. Each member of the Seller Group further acknowledges and agrees that any violation of these restrictions would cause immediate and irreparable injury to the Buyer, the Company, and their Affiliates for which there would be no adequate monetary damages. Each member of the Seller Group recognizes and agrees that, other than as set forth in any Ancillary Agreement, the restrictions herein supersede and control over any prior restrictive covenants he, she or it may have previously entered into with the Company, and also consents and agrees that the restrictions herein shall be enforceable by any successors or assigns of the Buyer and the Company, as applicable. In the event of a breach or a threatened breach by any member of the Seller Group of such restrictions, each member of the Seller Group acknowledges and agrees that the Buyer and the Company shall be entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Section 6.3 (including the extension of the Restricted Period by a period equal to the length of the court proceedings necessary to stop such violation) without the requirement of posting bond or other security, in addition to any other remedy to which the Buyer may be entitled at law or in equity. If any court of competent jurisdiction determines that any provision of this Section 6.3 is invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without validating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. In the event of an alleged breach or violation by any member of the Seller Group of any of the provisions of this Section 6.3, the Restricted Period will be tolled for such member of the Seller Group until such alleged breach or violation is resolved.

(c) Use of Name. Seller Group shall cease to conduct any business using the names “Drone Nerds Inc,” “Drone Nerds Tech SAS LLC,” “Ready Monitor LLC,” “Surf Nerds” or any confusingly similar names and any Trademarks (or any derivations thereof), and shall change its organizational documents, websites, email addresses, all advertising and similar documentation to remove any references to such name or any derivative thereof.

6.4 Confidentiality. Each member of the Seller Group recognizes and agrees that he, she or it has Confidential Information. Each member of the Seller Group covenants and agrees that, it shall not, and shall cause its Affiliates and representatives not to, directly or indirectly, use or disclose to any Person any Confidential Information of which such member of the Seller Group is or becomes aware, whether or not such information is developed by it, for any reason or purpose whatsoever, nor shall it make use of any of the Confidential Information for its own purposes or for the benefit of any Person except for the Company, except (A) to the extent that such disclosure or use is directly related to and required by such member of the Seller Group’s performance, following the Closing, in good faith of duties assigned to such member of the Seller Group by the Buyer, the Company or their Affiliates in connection with his, her or its employment or (B) to the extent required to do so by a Government Entity; provided, that in the event any member of the Seller Group is required by any Government Entity to disclose any Confidential Information, such member of the Seller Group shall (i) provide the Buyer with prompt written notice of any such request or requirement and assist the Buyer, at the Buyer’s expense, in asserting any legal challenges to or appeals of such request or requirement that the Buyer in its sole discretion pursue, and (ii) limit his, her or its disclosure of Confidential Information to the portion Confidential Information that is expressly required to be disclosed. Each member of the Seller Group shall take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing limitations, no member of the Seller Group will be required to keep confidential or return any Confidential Information that (a) is known or available through other lawful sources not bound by a confidentiality obligation, directly or indirectly, with the disclosing party or otherwise prohibited from disclosing such information, (b) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its Representatives, (c) is developed by the receiving party independently of the disclosure by the disclosing party without reliance on the Confidential Information, (d)  relates solely to the income Tax aspects and consequences of the transactions contemplated by this Agreement, or (e) is disclosed in connection with such Person’s performance, enforcement, or defense of any rights or obligations under this Agreement, the other Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby.

6.5 Seller’s Release.

(a) Effective upon the Closing, each member of the Seller Group, on behalf of itself, and its Subsidiaries, Affiliates, predecessors, successors, assigns and other Persons that have or could potentially derive rights through them (collectively, the “Releasing Parties”) hereby irrevocably waives, releases and forever discharges the Buyer, the Company, each of their Affiliates and their respective directors, officers, employees, partners, members, managers, owners, agents, representatives, heirs, beneficiaries, executors, trustees, administrators, successors and assigns (collectively, the “Released Persons”) of and from any and all Actions, judgments, Orders, rights, obligations, omissions, promises, covenants, Contracts, agreements, debts, dues, sums of money, accounts, reckonings, bongs, bills, specialties, trespasses, and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, at law and in equity, which such member of the Seller Group now has, has ever had or may hereafter have (collectively, the “Seller’s Released Claims”), against the Buyer, the Company or any of their Affiliates on account of or arising out of any matter, cause or event related to the Buyer, the Company, or any of their Affiliates arising prior to, or contemporaneously with, the Closing Date; provided, however, notwithstanding the foregoing, the Seller’s Released Claims shall not release (a) any obligations of the Released Persons to the Releasing Parties arising under this Agreement or any Ancillary Agreement, (b) with respect to any Releasing Party that is an employee of the Company any claim for any compensation owed that remains unpaid (including rights to payment for salary, bonuses, commissions, and vacation pay, earned and unpaid as of the Closing Date) and any claim for accrued, vested benefits under any Tax qualified retirement plan, or employee welfare benefit plan of the Company in accordance with plan terms and applicable Law, and (c) any claim for any rights to indemnification or advance of expenses that such Releasing Party has under the terms of the Organizational Documents of the Company. Effective upon the Closing, each of the Releasing Parties hereby expressly waives and releases any rights and benefits which such Releasing Party has or may have under any Law or rule of any jurisdiction pertaining to the matters released herein and expressly waives and releases any and all rights and benefits conferred upon such Releasing Party.

(b) Each member of the Seller Group represents to the Buyer that it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any matter purported to be released hereby and that no Person other than such member of the Seller Group has any interest in any released matter by law or contract by virtue of any action or inaction by such member of the Seller Group.

(c) Each member of the Seller Group, for itself and its other applicable Releasing Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, distributing or causing to be commenced, any Action of any kind against any Released Person, based upon any matter purported to be released hereby.

6.6 Certain Tax Matters.

(a) Straddle Periods. In the case of any Taxes that are payable for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Taxes allocable to the portion of such period ending on the Closing Date shall (i) in the case of Taxes that are either (A) based upon, or related to, income, payroll or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), equal the amount that would be payable if the taxable period ending as of the end of the day on the Closing Date using a “closing of the books methodology”; provided, however, that any transactions outside the ordinary course of business of Company following the Closing on the Closing Date will be allocable to the portion of the Straddle Period following the Closing Date; (ii) in the case of interest or penalties, equal the amount relating to Tax for the portion of such period ending on the Closing Date (determined in accordance with this Section 6.6(a)), whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and (iii) in the case of Taxes other than those described in clauses (i) and (ii) above, equal the amount of such Taxes for the entire period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period prior to and including the Closing Date and (B) the denominator of which is the total number of days in the entire taxable period. For purposes of clause (i), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (iii).

(b) Transfer Taxes. Notwithstanding any other provision herein and to the extent applicable, all federal, state, local, and non-U.S. transfer, excise, documentary, sales, use, stamp, registration, recording, property, ad valorem, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. The Party required by Law to file a Tax Return with respect to such Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Return. The Parties shall cooperate with each other in the preparation of Tax Returns relating to such Transfer Taxes. The applicable Parties hereto shall timely sign and deliver (or cause to be timely signed and delivered) any certificates or forms as may be necessary or appropriate and otherwise cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

(c) Tax Contests.

(i) If any Government Entity issues to any Buyer, the Company or any of their Affiliates (A) a written notice or other communication of its intent to audit, examine or conduct an Action relating, in whole or in part, to Taxes or any Tax Return of the Predecessor or the Company for any Pre-Closing Tax Period or a Straddle Period, or (B) a written notice of deficiency for Taxes for any Pre-Closing Tax Period or a Straddle Period (any of the items described in clauses (A) or (B) of this Section 6.6(c)(i), a “Tax Contest”), then the Buyer shall provide a written notice to Seller’s Representative within twenty (20) days of the receipt of such notice by Buyer, the Company or any of their Affiliates, including, to the extent known, describing in reasonable detail the facts and circumstances relating to the subject matter of the Tax Contest. No failure or delay of the Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller Group pursuant to this Agreement except to the extent, that the relevant member of the Seller Group is actually prejudiced or adversely affected by such failure or delay.

(ii) The Seller’s Representative will have the right to control all Tax Contests referred to in Section 6.6(c)(i) that relate solely to the Predecessor or the Company for taxable periods ending on or prior to the Closing Date. The Seller’s Representative shall promptly notify the Buyer of the intention to control such a Tax Contest. If the Seller’s Representative so elects, then the Seller will control such Tax Contest (each such claim, a “Seller Controlled Tax Contest”); provided, that (A) the Buyer, at the Buyer’s sole cost and expense, will have the right (but not the duty) to participate in any such Seller Controlled Tax Contest, including the right to receive notice and copies of all correspondence received from the Government Entity and otherwise to be reasonably apprised of the initiation and status of such Tax Contest; (B) the Buyer will have an opportunity to comment on any written materials prepared in connection with any such Tax Contest and attend any in-person or telephonic conferences relating to any such Tax Contest, (C) the Seller’s Representative shall keep the Buyer reasonably informed on a timely basis regarding the progress and substantive aspects of any such Seller Controlled Tax Contest, and (D) the Seller’s Representative shall not enter into any settlement or compromise of such Tax Contest without obtaining the Buyer’s prior written consent thereto, which shall not be unreasonably conditioned, withheld or delayed.

(iii) With respect to a Tax Contest other than a Seller Controlled Tax Contest, the Company will control such Tax Contest, provided that (1)  the Seller’s Representative, at the Seller’s sole cost and expense, will have the right (but not the duty) to participate in any such Tax Contest, including the right to receive notice and copies of all correspondence received from the Government Entity and otherwise to be reasonably apprised of the initiation and status of such Tax Contest; (2)  the Seller’s Representative will have an opportunity to comment on any written materials prepared in connection with any such Tax Contest and attend any in-person or telephonic conferences relating to any such Tax Contest, (3) the Buyer and the Company shall keep the Seller’s Representative reasonably informed on a timely basis regarding the progress and substantive aspects of any such Tax Contest, and (4) neither the Buyer nor the Company shall enter into any settlement or compromise of such Tax Contest without obtaining the Seller’s Representative prior written consent thereto, which shall not be unreasonably conditioned, withheld or delayed.

(iv) Notwithstanding anything to the contrary in Section 7.5, this Section 6.6(c) shall govern the conduct of any Tax Contest.

(d) Tax Returns.

(i) Seller Prepared Returns. The Seller’s Representative, at the Seller’s expense, shall timely prepare any Income Tax Returns of the Company for a tax period ending on or before the Closing Date that are to be filed after the Closing Date (each such Tax Return, a “Seller Prepared Return”). Each such Seller Prepared Return will be prepared in a manner consistent with the past practices, procedures and accounting methods of the Company (and, if applicable, the Predecessor), except to the extent otherwise required by applicable Laws. The Seller’s Representative shall provide the Buyer with copies of such Seller Prepared Return no later than thirty (30) days prior to due date for filing thereof (taking into account extensions), along with supporting workpapers, for the Buyer’s review and comment. The Buyer may provide Seller with any written comments to such Seller Prepared Return no later than fifteen (15) days after the delivery of a copy of such return for review. The Seller’s Representative shall reasonably consider in good faith all comments received from the Buyer in accordance with the foregoing sentence; provided, that the Seller shall incorporate the Buyer’s comments to the extent that they relate to a position for which the draft Seller Prepared Return prepared by the Seller did not have a “reasonable basis” within the meaning of Treasury Regulations Section 1.6662-3(b)(3). For the avoidance of doubt, Seller Prepared Returns shall not include any Tax Return of Seller.

(ii) Buyer Prepared Returns. The Buyer shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax Returns of the Company other than the Seller Prepared Returns (the “Buyer Prepared Returns”). The Buyer Prepared Returns shall be prepared in a manner consistent with the conventions provided for in Section 6.6(d)(iii), and solely to the extent related to a Pre-Closing Tax Period shall be prepared in a manner consistent with past practices, procedures and accounting methods of the Company (and, if applicable, the Predecessor), unless otherwise required by applicable Laws. The Buyer shall provide the Seller’s Representative with copies of any Buyer Prepared Return that relates to a Pre-Closing Tax Period or Straddle Period no later than thirty (30) days (or, in the case of non-Income Tax Returns, such shorter period as is reasonably practicable under the circumstances) prior to due date for filing thereof (taking into account extensions), along with supporting workpapers and the proposed allocation of the Straddle Period Tax liability based on Section 6.6(a), for the Seller’s Representative’s review and comment. The Seller’s Representative may provide the Buyer with any written comments to any such Buyer Prepared Return no later than fifteen (15) days (or, in the case of non-Income Tax Returns, such shorter period as is reasonably practicable under the circumstances) after the delivery of a copy of such return for review. The Buyer shall reasonably consider in good faith all comments received from the Seller in accordance with the foregoing sentence; provided, that the Buyer shall incorporate the Seller’s comments to the extent that they relate to a position for which the draft Buyer Prepared Return prepared by the Buyer did not have a “reasonable basis” within the meaning of Treasury Regulations Section 1.6662-3(b)(3). No failure or delay of the Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement, except to the extent the Seller is actually and materially prejudiced by such failure or delay.

(iii) The Buyer and each member of the Seller Group agree with respect to certain Income Tax matters as follows:

(A) The Seller will be treated as transferring (1) an undivided interest in each of the assets of the Company to the Buyer for cash and the Promissory Note in a transaction intended to be governed by IRC §1001, and (2) an undivided interest in each of the assets of the Company to the Buyer for partnership interests in the Buyer in a transaction intended to be governed by IRC § 721(a).

(B) Unless otherwise required by applicable Law, to treat all indemnification payments under this Agreement as adjustments to the Purchase Price for all relevant Tax purposes.

(C) The fair market value of the Buyer Interests is equal to the Buyer Interest Amount.

Unless otherwise required by a final, non-appealable determination of a Government Entity, neither the Buyer nor any member of the Seller Group shall take any position (and the Buyer shall not allow the Company to take any position) on any Tax Return or other filing, or during the course of any audit or other Action with respect to any Taxes or Tax Returns (whether or not a Tax Contest), that is inconsistent with any election, position, treatment or other decision to which the Buyer and the Seller agreed in this Section 6.6(d)(iii).

(e) Cooperation. The Buyer and the Seller’s Representative shall reasonably cooperate in (i) preparing and filing all Tax Returns (including amended Tax Returns and claims for refund) of the Company and resolving all disputes and Actions relating to Taxes or Tax Returns of the Company (whether or not a Tax Contest), in each case relating to any Pre-Closing Tax Period (ii) making available any information, records or other documents relating to any Taxes or Tax Returns of the Company relating to any Pre-Closing Tax Period; (iii) providing any information necessary or reasonably requested to allow the Buyer or the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement; and (iv) providing certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(f) Tax Distributions. Notwithstanding anything to the contrary, the Seller covenants and agrees that it shall not retain any right to any distribution for Taxes in respect of any Pre-Closing Tax Period pursuant to the terms of the Company’s Organizational Documents of the Company.

(g) Tax Refunds. Any refund of Taxes that were imposed on the Company (including the Predecessor) or otherwise taken into account to reduce the Purchase Price or borne by any Seller Group for any Pre-Closing Tax Period and any interest paid or credited with respect thereto (collectively, a “Refund”), shall be for the benefit of Seller. If any Refund is received by Buyer, the Company, or any of their respective Affiliates, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund (without interest, other than interest received from the Government Entity, and net of any Taxes and reasonable out-of-pocket expenses that Buyer, the Company or any of their respective Affiliates has or will incur as a result of obtaining such Refund) shall be paid to Seller within ten (10) days after receipt from the applicable Government Entity (or, in the case of any credit or allowance claimed in lieu of a refund of Taxes, within ten (10) days after filing the Tax Return claiming such credit). Buyer shall, if Seller so requests and at Seller’s expense, cause the relevant entity to file for and obtain any Refund to which Seller is entitled under this Section 6.6(g). Nothing in this Section 6.6(g) shall require the Buyer to make any payment with respect to any Refund (and such Refund shall be for the benefit of the Buyer and the Company) that is with respect to (i) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period (or portion of any Straddle Period) beginning after the Closing Date; (ii) any refund for Tax that is reflected as a current asset (or offset to a current liability) in the Final Net Working Capital; or (iii) any refund for Tax to the extent that such Refund gives rise to a payment obligation by the Company to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by the Company prior to the Closing.

(h) Buyer Actions. Without the prior written consent of Seller’s Representative, which such consent shall not be unreasonably withheld, conditioned or delayed, Buyer and its Affiliates (including, after the Closing, the Company) shall not (i) make, change or rescind any Tax election with respect to any taxable period ending on or before the Closing Date, (ii) amend, modify or refile any Tax Return with respect to any Pre-Closing Tax Period, (iii) surrender any right to claim a Refund with respect to any Pre-Closing Tax Period, (v) make a voluntary disclosure to a Government Entity with respect to any Tax Return (or Taxes relating thereto) for any taxable period ending on or before the Closing Date, or (vi) file any Tax Return with respect to any taxable period ending on or before the Closing Date in any jurisdiction with which the Company (or the Predecessor) has not previously filed Tax Returns.

6.7 D&O Indemnification. For a period of six (6) years after the Closing Date, the Buyer will not cause the Company to amend or modify the indemnification or liability exculpation provisions in the Company’s Organizational Documents, in each case in any way adverse to each Person who is now, or has been at any time prior to the Closing Date, a Person covered by such indemnification or liability exculpation provisions.

6.8 401(k) Plan Termination. The Company shall adopt written resolutions necessary and appropriate to terminate the Company’s 401(k) Plan (the “Company’s 401(k) Plan”), effective no later than one (1) day immediately preceding the Closing Date. The Company shall deliver to the Buyer, no later than one (1) day immediately preceding the Closing Date, evidence that the board of directors or similar governing body of the Company has validly adopted such resolutions to (a) terminate the Company’s 401(k) Plan (the form and substance of which shall be subject to prior review and approval of the Buyer), (b) cease all contributions to the Company’s 401(k) Plan (other than with respect to compensation earned on or before the termination date), and (c) fully vest the account balance of each participant in the Company’s 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than one (1) day immediately preceding the Closing Date.

6.9 R&W Insurance. Effective as of the Closing, the Buyer will cause to be bound the R&W Insurance Policy, in the form attached hereto as Exhibit G, and the Buyer will cause to be paid the R&W Insurance Expenses, provided any such R&W Insurance Expenses shall be deemed a Company Transaction Expense. The Buyer covenants and agrees to not cancel, redeem, or take any action that would adversely affect the terms and conditions of the R&W Insurance Policy. The R&W Insurance Policy will expressly provide that the R&W Insurance Provider, except in the case of Fraud, will waive and release any right of subrogation against any member of the Seller Group or any of their respective Affiliates, or any direct or indirect equity holders, parent, subsidiary, Affiliate, trust, beneficiary, director, officer, employee, agent or advisor of any member of the Seller Group or any of their respective Affiliates (or the functional equivalent of any of the foregoing) (collectively, the “Seller Affiliates”) in connection with this Agreement. The Buyer and its Affiliates will not amend, waive, or otherwise modify the R&W Insurance Policy in any manner that could reasonably be expected to be adverse to Seller Affiliates. The R&W Insurance Policy will not increase the liability hereunder of any of the Seller Affiliates.

6.10 Acknowledgements.

(a) The Buyer acknowledges and agrees that none of any member of the Seller Group, the Company, their respective Affiliates, or their respective Representatives has made any representations or warranties regarding any member of the Seller Group, the Company, or the Company’s business operations, the assets or operations of the Company’s business, the Acquired Interests, or otherwise in connection with the transactions contemplated by this Agreement, other than the representations and warranties expressly made by the Seller Group in Article 3 and Article 4. Without limiting the generality of the foregoing, other than the representations and warranties expressly made by the Seller Group in Article 3 and Article 4, the Buyer acknowledges and agrees that no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Company, the Company’s business, or the Acquired Interests, is or will be deemed to be a representation or warranty by any member of the Seller Group or the Company to the Buyer under this Agreement, or otherwise, and that the Buyer has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby. The Buyer acknowledges that, except for the representations and warranties expressly made by the members of the Seller Group in Article 3 and Article 4, no Person has been authorized by any member of the Seller Group or the Company to make any representation or warranty regarding any member of the Seller Group, the Company, the Company’s business, the assets or operations of the Company, the Acquired Interests, or the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by any member of the Seller Group or the Company. Under no circumstances shall any of the representations and warranties of any member of the Seller Group in Article 3 and Article 4 be imputed to, or deemed to have been made by, any other Person.

(b) The Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, has formed an independent judgment concerning the Company, the Company’s business, and the Acquired Interests, and (ii) has conducted such investigations of the Company, the Company’s business, and the Acquired Interests as the Buyer deems necessary to enter into this Agreement and the Ancillary Agreements.

(c) Each member of the Seller Group acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, has formed an independent judgment concerning the Buyer, the Buyer’s business, and the Buyer Interests, and (ii) has conducted such investigations of the Buyer, the Buyer’s business, and the Buyer Interests as the Seller deems necessary to enter into this Agreement and the Ancillary Agreements.

6.11 Banesco Line of Credit. From and following the Closing, the Buyer, and the Buyer will cause the Company to, use best efforts to amend the Banesco Loan Agreement in connection with Banesco USA’s formal approval of the transactions contemplated hereby, on terms reasonably satisfactory to the Buyer and the Seller Group, by no later than November 14, 2025. From and following the Closing, the Buyer, and the Buyer will cause the Company to, use best efforts to promptly secure a new credit facility to replace the Banesco Loan Agreement, which such facility shall not require any security or obligations from the Seller Group.

Article 7
INDEMNIFICATION

7.1 Obligation of the Seller Group. The Seller and each of the Seller Owners severally and not jointly in accordance with their Pro Rata Share, agree to indemnify, defend and hold harmless the Buyer Indemnified Parties from, against and in respect of any and all Losses arising from:

(a) any inaccuracy or breach of any representation or warranty of any member of the Seller Group in Article 3 and Article 4 of this Agreement or in any Ancillary Agreement;

(b) any nonperformance of any of the covenants or agreements required to be performed by any member of the Seller Group under this Agreement;

(c) any Indemnified Taxes (without duplication of any item in Section 7.1(a)-(b)); and

(d) any Company Transaction Expenses to the extent not actually paid at or prior to the Closing or otherwise reducing the Purchase Price.

The indemnification obligations set forth in this Section 7.1 for Losses shall not exceed, in the aggregate, an amount equal to the amount of the portion of proceeds received by the Seller pursuant to this Agreement or, with respect to each Seller Owner, its, his or her Pro Rata Share of such amount.

7.2 Obligation of the Buyer. The Buyer hereby agrees to indemnify, defend and hold harmless the Seller Group from, against and in respect of any and all Losses arising from:

(a) any inaccuracy or breach of any representation or warranty in Article 5 of this Agreement;

(b) any nonperformance of any of the covenants or agreements made by the Buyer in or pursuant to this Agreement;

(c) any fees, expenses or other payments incurred or owed by the Buyer to any broker, finder, investment banker or agent or comparable other Persons retained or employed by the Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, in each case, to the extent not actually paid at or prior to Closing; and

(d) the Banesco Loan Agreement and the other Loan Documents (as defined in the Banesco Loan Agreement), in each case as amended or amended and restated from time to time, including without limitation any Losses arising from the limited guarantees executed by each of the Seller Owners in support of the Banesco Loan Agreement, for as long as the Banesco Loan Agreement, as amended and restated from time to time, remains outstanding.

7.3 Survival.

(a) The representations and warranties contained in this Agreement shall expire on the date that is thirty-six (36) months from the Closing Date; provided, however, that (i) the Fundamental Representations shall survive the Closing and continue in full force and effect through the date that is six (6) years after the Closing Date, and (ii) the Statutory Representations and the Indemnified Taxes, shall survive through the date that is sixty (60) days after expiration of the applicable period of limitations under federal and state Laws relating thereto (after taking into account all extensions, waivers, tolling or mitigation thereof).

(b) All covenants of the Buyer and the Seller Group contained in this Agreement shall survive and continue in accordance with their terms until performance (or until the applicable statute of limitations has expired, if no term for performance is specified (after giving effect to any waiver, modification, tolling or extension thereof)).

(c) No claim may be made or Action instituted in respect of any breach of any representation or warranty under any provision of this Agreement (including this Article 7) unless the Indemnified Party provides written notice to the Indemnifying Party prior to the expiration of the applicable period provided for in this Section 7.3 (each such period, the “Survival Date”).

(d) Notwithstanding anything herein to the contrary, claims in respect of Fraud shall survive the Closing through the date that is sixty (60) days after expiration of the applicable period of limitations under federal and state Laws relating to such Fraud (after taking into account all extensions, waivers, tolling or mitigation thereof).

7.4 Limitations on Indemnification.

(a) Basket Amount. The Buyer Indemnified Parties shall not have the right to be indemnified under Section 7.1(a) unless the aggregate of all Losses for which the Buyer Indemnified Parties would, but for this provision, be entitled to recover exceeds an amount equal to (i) One Hundred Twenty Thousand Dollars ($120,000) multiplied by (ii) the Allocation Percentage (the “Basket Amount”), in which event the right for the Buyer Indemnified Parties to be indemnified shall apply to the extent such Losses exceed the Basket Amount.

(b) Cap Amount. The maximum aggregate amount of indemnification payments that the Indemnified Parties shall be entitled to receive under Section 7.1(a) shall not exceed an amount equal to (i) One Hundred Twenty Thousand Dollars ($120,000) multiplied by (ii) the Allocation Percentage (the “Cap Amount”).

(c) Exceptions to Limitations on Indemnification.

(i) In no event shall the Basket Amount or the Cap Amount apply to (A) claims for indemnification by the Buyer Indemnified Parties for breaches of (1) the Seller’s Fundamental Representations or (2) the Statutory Representations, (B) Sections 7.1(b) through (d), or (C) claims in respect of Fraud. Notwithstanding the foregoing, no Person shall be liable for any other Person’s Fraud.

7.5 Third Party Claims.

(a) Promptly after the receipt by any Indemnified Party of notice of the commencement of any Action against such Indemnified Party by a third party (other than any Action relating to Taxes, which shall be governed by Section 6.6(c)) (any such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is or may be made against any Indemnifying Party pursuant to this Article 7, give the Indemnifying Party written notice thereof (the “Third Party Claim Notice”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such Third Party Claim. The failure to give a timely Third Party Claim Notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually materially prejudices the rights of such Indemnifying Party. The Third Party Claim Notice shall describe the claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b) If the Indemnifying Party acknowledges, in a writing delivered to the Indemnified Party, that the Indemnifying Party is obligated to indemnify, defend and hold harmless the Indemnified Party under the terms of its indemnification obligations hereunder in connection with such Action, then the Indemnifying Party shall have the right to assume the defense of such Action at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim if (i) the claim seeks an injunction or other non-monetary equitable relief as its primary source of relief; (ii) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Parties and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party; or (iii) if such Third Party Claim is expected to be covered in full by the R&W Insurance Policy (such that the Indemnifying Party’s aggregate liability therefor would not exceed the retention).

(c) If the Indemnifying Party elects to assume the defense of any such Third Party Claim under circumstances in which the proviso in Section 7.5(b) is not applicable, then the Indemnifying Party shall consult with the Indemnified Party and the Indemnified Party may participate in any such proceeding with counsel of its choice and at its sole cost and expense.

(d) The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement of any claim or Action unless the proposed settlement (A) involves only the payment of money damages that will be promptly paid in full by the Indemnifying Party, (B) does not impose any injunctive or other equitable relief on the Indemnified Party, (C) includes an unconditional release from all Liability in favor of the Indemnified Party and (D) does not contain any admission or finding of wrongdoing or Liability on behalf of the Indemnified Party.

(e) If the Indemnifying Party does not elect to assume the defense of such Action in accordance with the terms of this Section 7.5, fails to defend an Action, is otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Party fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to defend such Action with counsel of its choice, subject to the right of the Indemnifying Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel will solely be at the expense of the Indemnifying Party), and the Indemnified Party will not compromise or settle any such action, suit, proceeding, claim, or demand without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned, or delayed. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such indemnity related to a third-party claim.

(f) The obligations of any member of the Seller Group to indemnify the Buyer Indemnified Parties pursuant to the terms of this Agreement are the primary obligations of the Seller Group. Each member of the Seller Group hereby waives any right to seek or obtain indemnification or contribution from the Buyer or any of its Affiliates or the Company for Losses with respect to any indemnification obligation of the Seller Group hereunder.

(g) To the extent there is a conflict between this Section 7.5 and Section 6.6(c) as to any Tax Contest, the provisions of Section 6.6(c) shall control.

7.6 Direct Claims. Any claim by an Indemnified Party for indemnification other than indemnification against a third party pursuant to Section 7.5 above (a “Direct Claim”) will be asserted by giving the Indemnifying Party prompt written notice thereof (a “Claim Notice”) describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim. The failure to give a timely Claim Notice shall not relieve any Indemnifying Party from any obligation hereunder except where, and then solely to the extent that, such failure actually materially prejudices the rights of such Indemnifying Party. The Indemnifying Party will have a period of thirty (30) calendar days (the “Response Period”) within which to respond in writing to such Direct Claim. If the Indemnifying Party does not respond within the Response Period, the Indemnifying Party will be deemed to have accepted such Direct Claim. For a period of thirty (30) days after the Indemnifying Party responds to such Direct Claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within such thirty (30) day period, the Indemnifying Party and the Indemnified Party may thereupon proceed to pursue any and all available remedies at Law.

7.7 Other Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Parties shall be entitled to recover any amounts with respect to any indemnification claim made pursuant to this Article 7 for such Losses notwithstanding (i) the fact that such Party or any of their respective Affiliates had knowledge of the particular misrepresentation or breach of warranty, (ii) any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, agreement, undertaking or obligation made by or on behalf of the Parties hereto, (iii) the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, undertaking or obligation or (iv) the making of this Agreement.

(b) Notwithstanding anything to the contrary set forth herein, for the purposes of determining (i) whether there has occurred (A) a breach of any representation or warranty contained in this Agreement or (B) a breach of any agreement or covenant contained in this Agreement and (ii) the amount of any Loss suffered by an Indemnified Party related thereto, the applicable representation, warranty, agreement or covenant shall be read without giving effect to any qualification that is based on materiality, including the words “material,” “Material Adverse Effect,” “in any material respect” or other similar qualifications; provided that, the foregoing will not apply (A) for purposes of determining the standard that must be met to create an obligation to include items in a list set forth in the Seller Disclosure Schedules or (B) for purposes of a claim for Fraud.

(c) No Party shall be liable more than once for any Losses arising out of any particular circumstances, even if such circumstances give rise to liability under multiple sections or subsections of this Agreement. By way of example, if particular circumstances give rise to liability under Article 3 and those circumstances would also give rise to liability for Losses under this Article 7, a member of the Seller Group’s liability for those Losses under this Article 7 will be reduced or eliminated to the extent of any indemnification, payment or reimbursement under Article 3 to avoid a double recovery by the Buyer with respect to those circumstances. Further, in the event any amount has been reserved in the Closing Statement with certain facts and circumstances, and a Loss subsequently occurs with respect to such facts and circumstances, then, subject to the other provisions of this Article 7, solely the amount of the Loss, if any, that exceeds the amount reserved or accrued on the Closing Statement with respect such facts and circumstances shall be recoverable.

(d) Each Party with insurance coverage that may cover Losses shall use commercially reasonable efforts to pursue a claim under the relevant insurance policy; provided, that (i) no Party shall have any duty to litigate and (ii) the foregoing shall not preclude any member of the Seller Group’s obligation to pay such Losses. If, following satisfaction of a Party’s payment obligations under this Article 7, the Party that received payment under this Article 7 actually receives any insurance proceeds or otherwise, such Party will promptly pay over an amount necessary to avoid double recovery arising out of the particular facts and circumstances for which the insurance proceeds or other sources of recovery were received to the Party that made payment. All insurance proceeds required to be paid over will be reduced, to the extent not taken into account when Losses were calculated, by any out-of-pocket costs or expenses, including any increases in premiums that are solely and directly related to such Losses, incurred in connection with obtaining such insurance proceeds.

(e) The Parties intend for this Article 7 to supersede any Law that may otherwise be applicable specifically to contracts of indemnity or matters of indemnification, and this Article 7 is intended to represent a contrary intent, in all manners possible, to the extent that manifestation of a contrary intent is necessary to modify the terms of any Law that might otherwise be applicable concerning the subjects set forth in this Article 7.

(f) Notwithstanding anything in this Agreement to the contrary, each of the Parties agrees to use its commercially reasonable efforts to mitigate any Losses upon becoming aware of any event or circumstance that would reasonably expected to, or does, give rise thereto; provided, that the forgoing will not obligate any such indemnified party to commence litigation. Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party shall have any obligation to indemnify any Indemnified Party under this Article 7 for any Losses that are actually recovered by the Indemnified Party from any third party (including any amounts recovered under insurance policies) net of the costs and expenses of such recovery, including any increases in premiums, and the Indemnified Party shall reimburse the Indemnifying Party in the event of a recovery by such Indemnified Party subsequent to an indemnification payment being made.

(g) Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant, or agreement contained herein will give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(h) Unless otherwise required by applicable Law, all indemnification payments, except from the R&W Insurance Policy, will be treated as adjustments to the Purchase Price for income Tax purposes.

(i) Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement will have any liability relating to this Agreement or any of the transactions set forth herein except to the extent agreed to in writing by such Non-Recourse Party.

7.8 Assertion of Claims; Payment of Claims.

(a) Subject to the limitations set forth in this Article 7, from and after the Closing:

(i) any obligation of a member of the Seller Group to indemnify the Buyer Indemnified Parties for any Losses incurred as a result of a claim for indemnification pursuant to Section 7.1(a) (other than for a breach of a Seller’s Fundamental Representation or a Statutory Representation) shall be satisfied, (A) first, after satisfaction of the Basket Amount, by reducing the current outstanding principal amount of the Promissory Note until the retention under the R&W Insurance Policy has been satisfied, and (B) thereafter, from the R&W Insurance Policy.

(ii) any obligation of a member of the Seller Group to indemnify the Buyer Indemnified Parties for any Losses incurred as a result of a claim for indemnification pursuant to Section 7.1(a) for a breach of a Seller’s Fundamental Representation or a Statutory Representation or Section 7.1(c) shall be satisfied, (A) first, by reducing the current outstanding principal amount of the Promissory Note until the retention under the R&W Insurance Policy has been satisfied, (B) second, the Buyer Indemnified Parties will then seek to recover such Losses from the R&W Insurance Policy and (C) thereafter, directly from the member(s) of the Seller Group whose actions or inactions gave rise to such claim for indemnification.

(iii) any obligation of the Seller Group to indemnify the Buyer Indemnified Parties for any Losses incurred as a result of a claim for indemnification pursuant to Sections 7.1(b) or (d) shall be satisfied, (A) first, by reducing the current outstanding principal amount of the Promissory Note, and (B) thereafter, directly from the member(s) of the Seller Group whose actions or inactions gave rise to such claim for indemnification.

7.9 Exclusive Remedy. From and after the Closing, the rights of the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby will be strictly limited to those contained in this Article 7 and Section 6.6, and except for Fraud, indemnification rights will be the exclusive remedies of the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. Notwithstanding the foregoing, this Section 7.9 will not (i) interfere with or impede the operation of the provisions of Section 2.7 providing for the resolution of certain disputes relating to the Purchase Price between the parties or by the Independent Auditor or (ii) limit the rights of the parties to specific performance in accordance with Section 8.9 or other rights to equitable relief as expressly specified in this Agreement.

Article 8
GENERAL

8.1 Seller’s Representative.

(a) By entering into and executing this Agreement, each member of the Seller Group irrevocably makes, constitutes and appoints the Seller’s Representative as his, her, or its agent, effective as of the execution hereof, and authorizes and empowers the Seller’s Representative to fulfill the role of the Seller’s Representative hereunder, and each member of the Seller Group appoints the Seller’s Representative as such member of such Seller Group’s true and lawful attorney-in-fact and agent, for such member of such Seller Group and in such member of such Seller Group’s name, place and stead for all purposes necessary in order for the Seller’s Representative to take all actions contemplated by this Agreement, including: (i) making or receiving and disbursing payments, (ii) executing and delivering all instruments, certificates and other documents of every kind incident to the foregoing for all intents and purposes, (iii) (A) executing and delivering or (B) receiving notices, documents or certificates; (iv) submitting any dispute relating to the Independent Auditor, (v) with respect to any indemnification claims, (A) noticing of claims, (B) disputing or refraining from disputing any claim made by any Buyer Indemnified Party, (C) negotiating, agreeing or entering into settlements and compromising any dispute, (D) exercising or refraining from exercising any available remedies, and (E) negotiating, agreeing, entering into, or executing any settlement agreement, release, compromise or other document with respect to any dispute, except, in each case, with respect to a dispute between any member of the Seller Group, on the one hand, and the Seller’s Representative on the other hand, and (vi) any and all actions necessary or desirable, in the reasonable judgment of the Seller’s Representative, for the accomplishment of the foregoing. The power-of-attorney granted in this Section 8.1 is coupled with an interest and is irrevocable.

(b) The Seller’s Representative shall be entitled to rely exclusively upon any communication given or other action taken by the Buyer, any member of the Seller Group, the Company, and any third party deemed by the Seller’s Representative to be reliable pursuant to this Agreement or any Ancillary Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from such Person. Any act taken or omitted to be taken by the Seller’s Representative pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller’s Representative shall be fully justified in not taking any action under this Agreement or any Ancillary Agreement if he has received such advice as he deems appropriate with respect to such inaction or if he shall not have been expressly indemnified to his satisfaction against any and all liability and expense may be incurred by reason of taking any such action.

(c) The Buyer and each member of the Seller Group shall be entitled to rely exclusively upon any communication given or other action taken by the Seller’s Representative pursuant to this Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Seller’s Representative.

(d) In the event of the death or incapacity or the Seller’s Representative, a majority of the members of the Seller Group shall select another Seller’s Representative and notify the Buyer in writing as to the identity of such new Seller’s Representative, and such new Seller’s Representative will become the Seller’s Representative for all purposes under this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

8.2 Amendments and Waivers. This Agreement may be amended only by an agreement in writing signed by the Buyer and the Seller’s Representative. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless and until in writing and signed by the Party waiving or granting an exception, and then only to the specific purpose, extent and instance so provided.

8.3 Schedules; Exhibits; Integration. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with the Schedules and Exhibits hereto, and the Ancillary Agreements, constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings of the Parties in connection herewith and therewith.

8.4 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Texas, except to the extent that certain matters are preempted by federal Law.

(b) Each Party agrees that it will bring any Action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby (to the extent not subject to arbitration) exclusively in any federal or state court sitting in Dallas County, Texas (the “Texas Courts”), and, solely in connection with claims arising under this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Texas Courts, (ii) waives any objection to laying venue in any such Action or proceeding in the Texas Courts, (iii) waives any objection that the Texas Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such Action or proceeding will be effective if notice is given in accordance with Section 8.8.

(c) Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives, to the furthest extent permitted by Law at the time of institution of the applicable litigation, any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that: (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each Party understands and has considered the implications of this waiver; (iii) each Party makes this waiver voluntarily; and (iv) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.4.

8.5 Assignment and Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Buyer may assign this Agreement without consent to (a) its lenders providing financing in connection with the transactions contemplated hereby for collateral security purposes, but in each case, no such transfer or assignment will relieve the Buyer of any of its obligations hereunder or (b) any of its Affiliates. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

8.6 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties hereto, and an executed copy of this Agreement may be delivered by one or more Parties hereto by facsimile or other means of electronic transmission (including .pdf files) pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

8.7 Publicity and Reports. The Buyer and the Seller’s Representative shall coordinate all publicity relating to the transactions contemplated by this Agreement and no Party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior written consent of the Buyer and the Seller’s Representative, except to the extent that a particular disclosure is required by applicable Law or in connection with an investigation by a Government Entity; provided, if any disclosure is required under applicable Law, to the extent legally permitted, the disclosing party shall have the right to review and comment on any such release. Notwithstanding anything to the contrary, the Buyer and its Affiliates may disclose this Agreement and its terms to their limited partners, advisors, lenders, financing sources, members, prospective investors or other investors so long as such limited partners, advisors, lenders, financing sources, members, prospective investors or other investors agree to treat the disclosed information as confidential.

8.8 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered via overnight courier for next day delivery, (b) transmitted by email or other electronic mechanism; provided, that any notice so given shall request written confirmation of receipt thereof with an express acknowledgement of the contents therein; provided, further, that any notice so given shall also be mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, return receipt requested as follows:

If to the Buyer:

XTI Drones Holdings, LLC

8123 Interport Blvd., Suite C

Englewood, Colorado 80112

Attention: Brooke Turk, Chief Financial Officer

With a copy to (which shall not constitute notice):

Haynes and Boone, LLP

600 Anton Blvd., Suite 700

Costa Mesa, CA 92626

Attention: Martin Florman, Esq.

If to any member of the Seller Group (or the Company prior to the Closing), to the Seller’s Representative:

With a copy to (which shall not constitute notice):

Holland & Knight LLP

1650 Tysons Boulevard, Suite 1700

Tysons, Virginia 22102

Attention: Katherine A. Markel, Esq.

Email: Katherine.Markel@hklaw.com

or to such other address or to such other person as either Party shall have last designated by written notice to the other Party in accordance with this Section 8.8. Each such notice or other communication shall be effective (i) one (1) Business Day after deposit with an overnight courier for next day delivery, (ii) if given by facsimile, email or other telecommunication, when appropriate written confirmation is received, or (iii) if given by mail, three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid.

8.9 Specific Performance. The Parties hereto agree that in the event of a breach of this Agreement, the aggrieved Party or Parties may be damaged irreparably and without an adequate remedy at Law. The Parties therefore agree that in the event of a breach of this Agreement, the aggrieved Party or Parties shall be entitled to seek in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of posting a bond, as well as to obtain monetary damages for breach of this Agreement as provided for in Article 7. By seeking or obtaining any such relief, the aggrieved Party shall not be precluded from seeking or obtaining indemnification in accordance with the provisions of Article 7.

8.10 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. This Agreement and each agreement or instrument entered into by the Parties (or any of them) pursuant to the provisions hereof shall be considered for all purposes as having been prepared through the joint efforts of the Parties hereto. No presumption shall apply in favor of any Party in the interpretation of this Agreement or any such other agreement or instrument or in the resolution of any ambiguity of any provision hereof or thereof based on the preparation, substitution, submission or other event of negotiation, drafting or execution hereof or thereof. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (c) when reference is made in this Agreement to exhibits or schedules, such reference shall be to an exhibit or schedule to this Agreement unless otherwise indicated; (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation;” (e) the descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement; (f) any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time; (g) any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date; (h) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Article, Section, Exhibit or Schedule of or to this Agreement; (i) the phrase “ordinary course of business” means the ordinary course of business consistent with past practice; and (j) the term “Company” shall include the Predecessor unless the context of such use requires otherwise.

8.11 Severability. To the furthest extent permitted by Law or judicial determination, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.12 Representation By Counsel.

(a) This Agreement constitutes notice to the Buyer that the Seller Group and the Company have engaged Holland & Knight LLP as their legal counsel in connection with the transactions contemplated by this Agreement and the Buyer hereby consents to, and waives any conflict arising from, the continued representation of the Seller Group by Holland & Knight LLP in relation to the transactions contemplated by this Agreement. In addition, the Buyer hereby acknowledges that its consent under this paragraph is voluntary and informed, and that the Buyer has obtained independent legal advice with respect to this consent.

(b) Notwithstanding any legal requirement to the contrary, (i) all attorney-client privileged communications between Holland & Knight LLP and the Seller Group, the Company, or their respective Affiliates or their respective equity holders, officers, directors, managers, or trustees that occurred in the context of Holland & Knight LLP’s representation of the Company prior to the Closing with respect to matters that are not related to the negotiation, documentation, and consummation of the transactions contemplated herein will remain privileged as between Holland & Knight LLP and the Company after the Closing and (ii) any attorney-client privilege relating to the negotiation, documentation, and consummation of the transactions contemplated by this Agreement that otherwise would be available to the Seller Group, the Company, or their respective Affiliates or their respective equity holders, officers, directors, managers, or trustees (collectively, the “Confidential Communications”) will remain privileged and each of the Company (following the Closing) and the Buyer agrees that such privilege will remain with the Seller Group and not the Company following the Closing such that, without limiting the Seller Group’s right to such privilege, the Seller Group alone will have and maintain the right to waive the privilege. The parties agree that if the Company and its Affiliates or their respective equity holders, officers, directors, managers, or trustees leave any emails and other documents (both electronic or otherwise) that contain Confidential Communications on the Company’s servers or with the Company, such occurrence will not, in and of itself, constitute a waiver of the attorney-client privilege applicable to such documents. Notwithstanding the foregoing, if after the Closing a dispute arises between the Buyer or the Company, on the one hand, and a third party other than (and unaffiliated with) any member of the Seller Group, on the other hand, then the Buyer or the Company (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of the Confidential Communications, with notice to the Seller’s Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties hereto duly executed this Membership Interest Purchase Agreement as of the day and year first above written.

BUYER:

XTI DRONES HOLDINGS, LLC

By:	/s/ Brooke Turk
Brooke Turk,
Chief Financial Officer

SELLER:

THE ORIGIN GROUP DN, INC.

By:	/s/ Jeremy Schneiderman
Jeremy Schneiderman,
Chief Executive Officer

COMPANY:

DRONE NERDS, LLC

By:	/s/ Jeremy Schneiderman
Jeremy Schneiderman,
Chief Executive Officer

SELLER’S REPRESENTATIVE:

/s/ Jeremy Schneiderman
JEREMY SCHNEIDERMAN

SELLER OWNERS:

/s/ Jeremy Schneiderman
JEREMY SCHNEIDERMAN

/s/ Alex Nafissy
ALEX NAFISSY

/s/ Robert Weitzner
ROBERT WEITZNER

ANNEX A-1

1.	Jeremy Schneiderman, an individual

2.	Alex Nafissy, an individual

3.	Robert Weitzner, an individual

SCHEDULE I

Seller	Number of Equity Interests of Company	Acquired Interests	Purchase Price Allocation	Cash Payment Amount for Purchased Interests (After Adjustment as set forth in this Agreement)	Promissory Note Amount for Note Interests (After Adjustments as set forth in this Agreement)	Buyer Interests for Contributed Interests [1]
The Origin Group DN, Inc.	100	100	See Flow of Funds Memorandum	$16,727,356.00	$10,976,284.58	6,002,610 Class B Units

[1]	The contribution of the Contributed Interests in exchange for the issuance of the Buyer Interests is intended to be treated as a Section 721 contribution under the Code.

SCHEDULE 1.1(a)

NET WORKING CAPITAL CALCULATION

[Attached]

SCHEDULE 1.1(b)

BANESCO LINE OF CREDIT

Revolving line of credit established pursuant to and evidenced by that certain Loan Agreement, dated July 10, 2025, by and among Drone Nerds Inc, Anzu Robotics, LLC and Banesco USA (the “Banesco Loan Agreement”) and the other Loan Documents (as such term is defined in the Banesco Loan Agreement).

SCHEDULE 1.1(c)

RELATED PARTY INDEBTEDNESS

SCHEDULE 6.1(a)

ALLOCATION METHODOLOGIES

Asset Class	Asset Category	Value
I	Cash and Cash Equivalents	Actual amount of Final Company Cash
II	Actively traded personal property and certificates of deposit	NAV
III	Accounts receivable and other Class III assets	NAV
IV	Inventory and prepaid assets	NAV
V	Furniture, fixtures and equipment, leasehold improvements, and other Class V Assets	Book Value
VI and VII	All section 197 intangibles, including goodwill and going concern value	The remainder, after the allocation to assets in Classes I through V above; provided that no more than $50,000 shall be allocated to any restrictive covenants, including those Section 6.3 of the Agreement

“NAV” shall mean (a) to the extent such assets are included as part of Final Net Working Capital, an amount equal to the value reflected in the calculation of the Final Net Working Capital, as finally determined in accordance with Section 2.7 of the Agreement, and (b) to the extent such assets are not included as part of Final Net Working Capital, Book Value.

“Book Value” shall mean the net book value of such assets as reported on the balance sheet as of the Interim Balance Sheet Date included in the Financial Statements, increased by the cost of any such assets acquired and decreased by the amount of any such assets disposed, in each case since the Interim Balance Sheet Date until immediately prior to the Closing.